Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of September 7, 2011
by and among

REGENCY CENTERS, L.P.,
as Borrower,

REGENCY CENTERS CORPORATION,
as Parent,

The financial institutions party hereto
and their assignees under Section 12.6.,
as Lenders,

WELLS FARGO SECURITIES, LLC,
and
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and
Joint Book Managers,

WELLS FARGO Bank, National Association,
as Administrative Agent,

PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

each of
BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A.,
and
SUNTRUST BANK,
as a Documentation Agent,

each of
COMERICA BANK,
REGIONS BANK,
ROYAL BANK OF CANADA,
SUMITOMO MITSUI BANKING CORPORATION,
and
U.S. BANK NATIONAL ASSOCIATION,
as a Senior Managing Agent

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of September 7, 2011 by and among REGENCY CENTERS, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), REGENCY CENTERS CORPORATION, a corporation formed under the laws of the State of Florida (the “Parent”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.6. (the “Lenders”), each of WELLS FARGO SECURITIES, LLC and PNC CAPITAL MARKETS LLC, as Joint Lead Arrangers (the “Joint Lead Arranger”) and as Joint Book Managers (the “Joint Book Managers”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), PNC BANK, National Association as Syndication Agent (the “Syndication Agent”) each of Bank of America, N.A., JPMorgan Chase Bank, N.A., and SunTrust Bank, as a Documentation Agent (each a “Documentation Agent”) and each of COMERICA BANK, REGIONS BANK, ROYAL BANK OF CANADA, SUMITOMO MITSUI BANKING CORPORATION and U.S. BANK NATIONAL ASSOCIATION, as a Senior Managing Agent (each a “Senior Managing Agent”).

WHEREAS, the Borrower, the Parent, certain of the Lenders and other lenders party thereto (the “Existing Lenders”), the Administrative Agent and certain other parties have entered into that certain Second Amended and Restated Credit Agreement dated as of February 12, 2007 (as amended and as in effect immediately prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Administrative Agent and the Lenders desire to amend and restate the Existing Credit Agreement, among other things, to make available to the Borrower a revolving credit facility in the initial amount of $600,000,000, with a $60,000,000 swingline subfacility and a $60,000,000 letter of credit subfacility, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Article I. Definitions
Section 1.1. Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Absolute Rate” has the meaning given that term in Section 2.2.(c)(ii)(C).

“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.2.

“Absolute Rate Loan” means a Bid Rate Loan, the interest rate on which is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.(b).

“Adjusted EBITDA” means, with respect to a Person for any given period, (a) EBITDA of such Person minus (b) Capital Reserves of all Properties of such Person.

“Administrative Agent” means Wells Fargo Bank, National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 4.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Parent or the Borrower.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Facility Fee
1	17.5%
2	20%
3	25%
4	35%
5	45%

Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee.

“Applicable Law” means all applicable provisions of international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Applicable Margin” means the percentage rate set forth in the table below corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls. As of the Agreement Date, the Applicable Margin is determined based on Level 3. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.4.(m) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received two Credit Ratings that are not equivalent, the Applicable Margin shall be determined based on the

Level corresponding to the higher of such two Credit Ratings. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating. During any period that the Borrower has not received a Credit Rating from either Rating Agency, the Applicable Margin shall be determined based on Level 5.

Level	Borrower’s Credit Rating (S&P/Moody’s)	Applicable Margin for LIBOR Loans	Applicable Margin for all Base Rate Loans
1	A-/A3 (or equivalent) or better	100%	100%
2	BBB+/Baa1 (or equivalent)	107.5%	107.5%
3	BBB/Baa2 (or equivalent)	125%	125%
4	BBB-/Baa3 (or equivalent)	150%	150%
5	Lower than BBB-/Baa3 (or equivalent)	185%	185%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).

“Base Rate Loan” means a Revolving Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Bid Rate Borrowing” has the meaning given that term in Section 2.2.(b).

“Bid Rate Loan” means a loan made by a Lender under Section 2.2.(f).

“Bid Rate Note” means a promissory note of the Borrower substantially in the form of Exhibit B, payable to the order of a Lender as originally in effect and otherwise duly completed.

“Bid Rate Quote” means an offer in accordance with Section 2.2.(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.

“Bid Rate Quote Request” has the meaning given that term in Section 2.2.(b).

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.5.(c).

“Business Day” means (a) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in San Francisco, California are open to the public for carrying on substantially all of the Administrative Agent’s business functions, and (b) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Reserves” mean, for any period and with respect to a Property, an amount equal to (i) the aggregate square footage of all completed space of such Property times (ii) $0.15 per annum (pro rated for any partial period); provided, however, that no capital reserves shall be required with respect to any portion of such Property which is leased under a ground lease to a third party that owns the improvements on such ground leased portion of the Property. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Borrower and its Subsidiaries and the applicable Ownership Share of all Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means 7.25%.

“Capitalized Third Party Net Income” means, with respect to a Person at a given time, (a) Third Party Net Income for the four fiscal quarters of such Person most recently ended divided by (b) the Capitalization Rate.

“Capitalized Lease Obligations” means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use) that are required to be capitalized for financial reporting purposes in accordance with GAAP. Subject to Section 1.2., the amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support but, as it relates to any pledge or deposit made by the Borrower, shall not include any deposit account (or other assets) held in the name of the Borrower not specifically designated by the Borrower as “Cash Collateral”.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short‑term commercial paper rating of at least A‑2 or the equivalent by S&P or at least P‑2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1., to issue (in the case of the Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.3.(i), and, in the case of the Lenders other than the Swingline Lender in its capacity as such, to participate in Swingline Loans pursuant to Section 2.4.(e), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Lender becoming a party hereto in accordance with Section 2.16., as the same may be reduced from time to time pursuant to Section 2.12. or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.6. or increased as appropriate to reflect any increase effected in accordance with Section 2.16.

“Commitment Percentage” means, as to each Lender with a Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders; provided, however, that if at the time of determination the Commitments have been terminated or been reduced to zero, the “Commitment Percentage” of each Lender with a Commitment shall be the “Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Consolidated Subsidiary” means, with respect to a Person at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Construction Budget” means, with respect to a Development Property, and at any time, (a) the total budgeted costs to complete the development of such Development Property, including without limitation, all amounts budgeted with respect to all of the following: (i) acquisition of land and any related improvements; (ii) a reasonable and appropriate reserve for construction interest; (iii) a reasonable and appropriate operating deficit reserve; (iv) tenant improvements; (v) leasing costs, including, without limitation, commissions, (vi) infrastructure costs and (vii) other hard and soft costs associated with the development of such Development Property minus (b) contributions to, or reimbursement of, any of the foregoing costs by a third party.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan, (c) the Continuation of a LIBOR Loan and (d) the issuance of a Letter of Credit.

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions. For the avoidance of doubt, a forward equity sale with settlement to occur at a predetermined date and price shall not be deemed to constitute a Derivatives Contract for purposes hereof.

“Derivatives Support Document” means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement, other than a Security Document, pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligation.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).

“Designated Lender” means a special purpose corporation which is an Affiliate of, or sponsored by, a Lender, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or A-1 (or the then equivalent grade) by S&P that, in either case, (a) is organized under the laws of the United States of America or any state thereof, (b) shall have become a party to this Agreement pursuant to Section 12.6.(h) and (c) is not otherwise a Lender.

“Designating Lender” has the meaning given that term in Section 12.6.(h).

“Designation Agreement” means a Designation Agreement between a Lender and a Designated Lender and accepted by the Administrative Agent, substantially in the form of Exhibit C or such other form as may be agreed to by such Lender, such Designated Lender and the Administrative Agent.

“Development Property” means a Property currently under development that has not achieved an Occupancy Rate of 80.0% or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed. The term “Development Property” shall, without limitation, (a) include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Borrower, any Subsidiary or any Unconsolidated Affiliate but (b) exclude any Property undergoing ordinary course capital improvements or renovations. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least 12 months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least 80.0%.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period and without duplication, the sum of: (a) net income (or loss) of such Person for such period determined on a consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such net income (or loss) for such period): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or non-recurring gains, losses and reserves; (v) gains and losses associated with the sale of Properties; plus (b) such Person’s Ownership Share of EBITDA (as determined in a manner consistent with the foregoing clause (a)) of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove all impact of straight lining of rents required under GAAP and amortization of intangibles pursuant to FASB ASC 805.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived by all of the Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent, any of the Parent’s Affiliates or Subsidiaries or any Defaulting Lender.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is fully developed as a retail Property and uses incidental thereto; (b) the Property is 100% owned, or leased under a Ground Lease, by the Borrower, a Wholly Owned Subsidiary of the Borrower and/or a Qualified Venture, or is owned under a nominee arrangement by the Borrower, a Wholly Owned Subsidiary of the Borrower, a Qualified Venture or a trust controlled by the Borrower, a Wholly Owned Subsidiary of the Borrower or a Qualified Venture (so long as the sole beneficiary of such trust is the Borrower, a Wholly Owned Subsidiary of the Borrower or a Qualified Venture); (c) neither such Property, nor any interest of the Borrower, any Subsidiary or Qualified Venture therein, is subject to any Lien (other than certain Permitted Liens) or a Negative Pledge; (d) if such Property is owned or leased by a Subsidiary or a Qualified Venture (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary or Qualified Venture is subject to any Lien (other than certain Permitted Liens) or to a Negative Pledge; and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable; and (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean‑up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person (whether or not certificated), any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Parent, the Borrower, any other Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Parent, the Borrower or any other Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means any Subsidiary (a) holding title to assets which are or are to become collateral for any Secured Indebtedness of such Subsidiary and (b) which is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Existing Credit Agreement” has the meaning set forth in the first recital hereof.

“Existing Lender” has the meaning set forth in the first recital hereof.

“Existing Letters of Credit” means the letters of credit described on Schedule 1.1.(A).

“Fair Market Value” means (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Directors of the Borrower (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at no more than $1,000,000, such determination may be made by the chief financial officer of the Borrower evidenced by an officer’s certificate delivered to the Administrative Agent.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter dated as of July 6, 2011, by and between the Borrower and the Lead Arrangers.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.

“Fixed Charges” means, for any period with respect to the Parent and its Consolidated Subsidiaries determined on a consolidated basis, the sum of (a) Interest Expense, (b) the aggregate of all regularly scheduled principal payments made with respect to Indebtedness of the Parent and its Consolidated Subsidiaries (including the Ownership Share of such payments made by an Unconsolidated Affiliate of the Parent) during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, and (c) all Preferred Dividends paid by the Parent and its Consolidated Subsidiaries (including the Ownership Share of such dividends paid or accrued by any Unconsolidated Affiliate of the Parent) during such period (other than Preferred Dividends received and retained by the Parent, the Borrower or any of their respective Subsidiaries).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means, net income attributable to common stockholders (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. Funds From Operations shall include the results of discontinued operations, non-recurring amounts (loss impairments, for example), except for those classified as extraordinary under GAAP, and may include certain gains and losses from the sale of undepreciated property. Funds From Operations shall also include gains from the sale of land or Development Properties. To the extent that development sales to co-investment partnerships are impacted by the “Restricted Gain Method”, Funds From Operations shall include the additional gain deferral except for that amount of the ownership it has retained in the development sold. Adjustments for unconsolidated entities will be calculated to reflect funds from operations on the same basis.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (taking into account any unexercised extensions which at the time of the determination are exercisable by the lessee without the consent of the lessor) of 40 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor”.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 5.1. or 7.13. and substantially in the form of Exhibit D.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person (including ground leases to the extent required under GAAP to be reported as a liability); (d) all reimbursement obligations of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, voluntary bankruptcy, collusive involuntary bankruptcy, environmental indemnities and other similar exceptions to nonrecourse liability); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.

“Intellectual Property” has the meaning given that term in Section 6.1.(r).

“Interest Expense” means, for any period, without duplication, (a) total interest expense of the Parent and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) the Parent’s Ownership Share of total interest expense of Unconsolidated Affiliates for such period, including capitalized interest not funded under a construction loan interest reserve account.

“Interest Period” means:

(a)    with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(b)    with respect to each Bid Rate Loan, the period commencing on the date such Bid Rate Loan is made and ending on any Business Day not less than 7 nor more than 180 days thereafter, as the Borrower may select as provided in Section 2.2.(b).

Notwithstanding the foregoing: (i) if any Interest Period Loan would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB- (or equivalent) or higher from S&P and Baa3 (or equivalent) or higher from Moody’s.

“Issuing Bank” means Wells Fargo in its capacity as an issuer of Letters of Credit pursuant to Section 2.3.

“L/C Commitment Amount” has the meaning given to that term in Section 2.3.(a).

“L/C Disbursement” has the meaning given to that term in Section 3.9.(b).

“Lender” means each financial institution from time to time party hereto as a “Lender” or a “Designated Lender,” together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lender; provided, however, that the term “Lender” (i) shall exclude each Designated Lender when used in reference to any Loan other than a Bid Rate Loan, the Commitments or terms relating to any Loan other than a Bid Rate Loan and shall further exclude each Designated Lender for all other purposes under the Loan Documents except that any Designated Lender which funds a Bid Rate Loan shall, subject to Section 12.6.(d), have only the rights (including the rights given to a Lender contained in Sections 12.2. and 12.10.) and obligations of a Lender associated with holding such Bid Rate Loan and (ii) except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.3.(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and under its sole dominion and control.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender then acting as Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.3. in the related Letter of Credit, and the Lender then acting as the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as the Issuing Bank) of their participation interests under such Section.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, for the Interest Period for any LIBOR Loan, the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (0.01%), obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%), referred to as the BBA (British Bankers’ Association) LIBOR rate as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rate for deposits in Dollars at approximately 9:00 a.m. Pacific time, two (2) Business Days prior to the date of commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto, for an amount approximately equal to the applicable LIBOR Loan and for a period of time approximately equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Auction” means a solicitation of Bid Rate Quotes setting forth LIBOR Margin Loans based on LIBOR pursuant to Section 2.2.

“LIBOR Loan” means a Revolving Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“LIBOR Margin” has the meaning given that term in Section 2.2.(c)(ii)(D).

“LIBOR Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of LIBOR pursuant to a LIBOR Auction.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 9:00 a.m. Pacific time for such day (or if such day is not a Business Day, the immediately preceding Business Day). The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a Revolving Loan, a Bid Rate Loan or a Swingline Loan.

“Loan Document” means this Agreement, each Note, the Guaranty, each Letter of Credit Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter and any Specified Derivatives Contract).

“Loan Party” means each of the Borrower and each other Person who guarantees all or a portion of the Obligations. Schedule 1.1.(B) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition, or operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Bank and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.

“Material Contract” means any contract or other arrangement (other than Loan Documents, the Fee Letter and Specified Derivatives Contracts), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means any Indebtedness (other than the Loans and Reimbursement Obligations) having an aggregate outstanding principal amount, individually or in the aggregate with all other Indebtedness for which there has been a failure to pay when due and payable, an acceleration of the maturity, or an event that would permit any holder or holders of such Indebtedness to accelerate the maturity of such Indebtedness, of $50,000,000 or more (or $25,000,000 or more, in the case of the Derivatives Termination Value (without regard to the effect of any close-out netting provision) of Derivatives Contracts, or $100,000,000 or more in the case of Nonrecourse Indebtedness).

“Material Subsidiary” means any Subsidiary to which more than 5.0% of Total Asset Value is attributable on an individual basis.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Parent, the Borrower or any other Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, legal and administrative expenses minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to 3.0% of the gross revenues for such Property for such period. For purposes of determining Net Operating Income for Unencumbered Asset Value, Properties acquired or disposed of during the immediately preceding two fiscal quarters of the Parent shall be excluded.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Guarantor” means any RD Entity that is not a Guarantor.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability in a form reasonably acceptable to the Administrative Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Revolving Note, a Bid Rate Note or a Swingline Note.

“Notice of Borrowing” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit H (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Swingline Lender pursuant to Section 2.4.(b) evidencing the Borrower’s request for a Swingline Loan.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Parent, the Borrower and the other Loan Parties owing to the Administrative Agent, the Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the number of square feet of such Property actually occupied by tenants that are not affiliated with the Parent, the Borrower or any Subsidiary and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases to (b) the aggregate number of square feet of such Property.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10‑Q or Form 10‑K (or their equivalents) which the Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“OFAC” has the meaning given that term in Section 6.1.(w).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greatest of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate, (b) subject to compliance with Section 8.4.(l), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate, and (c) the portion (calculated as a percentage) of the total Indebtedness of such Subsidiary or Unconsolidated Affiliate Guaranteed by such Person, or which is recourse to such Person. If the Parent, the Borrower or any their Subsidiaries are acting as a general partner of any partnership, the Ownership Share of the Parent, the Borrower or any such Subsidiary of such partnership shall be equal to one-hundred percent (100.0%).

“Participant” has the meaning given that term in Section 12.6.(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any asset or property of a Person, (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or materially impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders, the Issuing Bank and each Specified Derivatives Provider; and (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan or any Reimbursement Obligation that is not paid when due, the rate otherwise applicable plus an additional four percent (4.0%) per annum and with respect to any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin plus four percent (4.0%).

“Preferred Dividends” means, as to any Person, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by such Person. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to such Person; or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Principal Office” means the office of the Administrative Agent located at 608 Second Avenue S., 11th Floor, Minneapolis, Minnesota 55402‑1916, or any other subsequent office that the Administrative

Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Property” means any parcel (or group of related parcels) of real property that is owned or leased under a Ground Lease by the Borrower, any Subsidiary or any Unconsolidated Affiliate of the Borrower and located in a state of the United States of America or in the District of Columbia.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Qualified Venture” means any Subsidiary of the Borrower (other than an Excluded Subsidiary) which satisfies all of the following requirements: (a) such Subsidiary is a limited liability company or limited partnership, (b) such Subsidiary is a Consolidated Subsidiary of the Borrower, (c) such Subsidiary was formed for the purpose of developing a Development Property, (d) the Borrower or a wholly owned Subsidiary of the Borrower is the managing member or the general partner of such Subsidiary with authority to manage and control the day to day business and affairs of the Subsidiary, and with the right without the need to obtain the consent of any other Person, including any minority member or partner of such Subsidiary, to create a Lien on such Subsidiary's Property as security for Indebtedness of such Subsidiary and to sell, transfer or otherwise dispose of such Property, (e) such Subsidiary has a minority member or partner which has agreed to assist in the development of the Property owned by such Subsidiary in the manner described in the organizational documents of such Subsidiary and which is entitled to participate in distributions by such Subsidiary of cash flow and/or sale or refinancing proceeds, subject to an agreed upon preferred return on capital contributed to such Subsidiary, and (f) the amount reasonably estimated by the Borrower to be payable to such minority member or partner on account of such participation (i) is included as Unsecured Indebtedness.

“Rating Agency” means S&P or Moody’s.

“RD Entity” means any Person (other than the Borrower) in which the Parent or the Borrower directly or indirectly owns an Equity Interest and who (i) owns an Eligible Property and (ii) has incurred, acquired or suffered to exist any Indebtedness other than Nonrecourse Indebtedness.

“Recurring Funds From Operations” means Funds From Operations excluding the impact of gains from the sale of Development Properties and outparcels, net of related taxes and expenses associated with transactions that are not consummated, provisions for impairment, gains and losses from the early extinguishment of Indebtedness and Preferred Equity Interests, restructuring charges, non-recurring transaction fees and promotes, and other one-time, non-recurring charges.

“Register” has the meaning given that term in Section 12.6.(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Issuing Bank for any drawing honored by the Issuing Bank under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Requisite Lenders” means, as of any date, (a) Lenders having at least 51.0% of the aggregate amount of the Commitments of all Lenders, or (b) if the Commitments have been terminated or reduced to zero, Lenders holding at least 51.0% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Responsible Officer” means with respect to the Parent, the Borrower or any Subsidiary, each of the chief executive officer, the chief financial officer, the senior vice president–finance, and any treasurer of the Parent, the Borrower or such Subsidiary.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing now or hereafter outstanding, except in the case of the Parent, for the conversion or exchange of partnership units in the Borrower solely for shares of Equity Interests in the Parent; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing now or hereafter outstanding.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit I, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Parent, shall include (without duplication) the Parent’s Ownership Share of the Secured Indebtedness of any of its Unconsolidated Affiliates. Indebtedness of a Subsidiary which is secured solely by a pledge of Equity Interests of such Subsidiary and which also is recourse to the Borrower or a Guarantor shall not be treated as Secured Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Borrower or any Subsidiary of the Borrower and any Specified Derivatives Provider.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of (a) thirty-five percent (35.0%) of total consolidated assets of the Parent and its Subsidiaries determined on a consolidated basis at such time plus (b) consolidated accumulated depreciation of the Parent and its Subsidiaries determined on a consolidated basis at such time.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.4. in an amount up to, but not exceeding the amount set forth in the first sentence of Section 2.4.(a), as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means Wells Fargo Bank, National Association, together with its respective successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.4.

“Swingline Maturity Date” means the date which is seven (7) Business Days prior to the Termination Date.

“Swingline Note” means the promissory note of the Borrower substantially in the form of Exhibit J, payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

“Tangible Net Worth” means, as of a given date, (a) the stockholders’ equity of the Parent and its Subsidiaries determined on a consolidated basis, plus (b) increases in accumulated depreciation and amortization accrued after the Agreement Date, minus (c) the following (to the extent included when determining stockholders’ equity of the Parent and its Subsidiaries): (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write‑up in excess of the cost of such assets acquired, and (ii) the aggregate of all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Taxes” has the meaning given that term in Section 3.10.

“Tenant Lease” means any lease entered into by the Borrower, any Loan Party or any Subsidiary with respect to any portion of a Property.

“Termination Date” means September 4, 2015, or such later date to which the Termination Date may be extended pursuant to Section 2.13.

“Third Party Net Income” means, with respect to a Person and for a given period (a) net income from fees, commissions and other compensation derived from (without duplication) (i) managing and/or leasing properties owned by third parties; (ii) developing properties for third parties; (iii) arranging for property acquisitions by third parties; (iv) arranging financing for third parties and (v) consulting and business services performed for third parties; minus (b) taxes paid or accrued in accordance with GAAP during such period by any “taxable REIT subsidiary” (as defined in Sec. 856(l) of the Internal Revenue Code) of such Person or any of its Subsidiaries; minus (c) the sum of (i) twenty percent (20.0%) of the net income derived from asset management fees, (ii) sixty percent (60.0%) of the net income derived from property management fees, and (iii) fifty percent (50.0%) of the net income derived from all of the other activities described in the forgoing clause (a). For purposes of this definition, the term “third parties” shall include Unconsolidated Affiliates of a Person.

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Parent and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash, Cash Equivalents, plus (b), the quotient of (i) EBITDA for the four fiscal quarters of the Parent most recently ended, divided by (ii) the Capitalization Rate, plus (c) the GAAP book value of Properties acquired during the period of two fiscal quarters most recently ended, plus (d) the GAAP book value of all Development Properties, plus (e) the GAAP book value of Unimproved Land plus (f) the GAAP book value of all Mortgage Receivables and other promissory notes and plus (g) Capitalized Third Party Net Income; provided, however that to the extent that the Total Asset Value attributable to Capitalized Third Party Net Income would exceed 5.0% of Total Asset Value, such excess shall be excluded. The Parent’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for assets of the Parent and its Consolidated Subsidiaries. For purposes of determining Total Asset Value, EBITDA from Properties disposed of during the period of four fiscal quarters of the Parent most recently ended and Properties acquired during the period of two fiscal quarters of the Parent most recently ended shall be excluded, and EBITDA from Properties (other than those acquired during the period of two fiscal quarters of the Parent most recently ended) that have been owned for less than all of the period of four fiscal quarters of the Parent most recently ended shall be annualized for the actual period owned. For purposes of determining Total Asset Value, the calculation of EBITDA shall exclude Third Party Net Income.

“Transfer Authorizer Designation Form” means a form substantially in the form of Exhibit K to be delivered to the Administrative Agent pursuant to Section 5.1.(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Type” with respect to any Revolving Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset Value” means (a) the Unencumbered NOI (excluding Net Operating Income attributable to Development Properties and those Properties acquired during the period of two fiscal quarters most recently ended) for the period of four fiscal quarters of the Parent most recently ended divided by the Capitalization Rate, plus (b) the GAAP book value of all Eligible Properties (other than Development Properties) acquired during the period of two quarters most recently ended, plus (c) the GAAP book value of all Development Properties which are Eligible Properties. For purposes of this definition, to the extent that Unencumbered Asset Value attributable to (x) Properties subject to a Ground Lease in which the Parent, the Borrower or any of their respective Subsidiaries is the ground lessee would exceed 10.0% of Unencumbered Asset Value, (y) GAAP book value of all Development Properties would exceed 15.0% of Unencumbered Asset Value and (z) Properties owned or leased by Qualified Ventures would exceed 10.0% of Unencumbered Asset Value, then in the case of each of the foregoing clauses (x) through (z), such excess shall be excluded.

“Unencumbered NOI” means, for any period, Net Operating Income from all Eligible Properties.

“Unimproved Land” means land on which no development (other than improvements that are not material and/or are temporary in nature) has occurred and for which no development is scheduled in the following 12 months.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness. Indebtedness of a Subsidiary which is secured solely by a pledge of Equity Interests of such Subsidiary and which also is recourse to the Borrower or a Guarantor shall be treated as Unsecured Indebtedness.

“Unsecured Interest Expense” means, with respect to the Parent and its Consolidated Subsidiaries determined on a consolidated basis for a given period, all Interest Expense attributable to Unsecured Indebtedness of the Parent and its Consolidated Subsidiaries for such period.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. General; References to Eastern Time.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, (x) the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities, in which case, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount, and (y) for purposes of calculating the covenants under this Agreement or any other Loan Document, any obligations of a Person under a lease (whether existing on the Agreement Date or entered into thereafter) that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such Person prepared in accordance with GAAP as in effect on the Agreement Date shall not be treated as a capitalized lease pursuant to this Agreement or the other Loan Documents solely as a result of (1) the adoption of changes in GAAP after the Agreement Date (including, for the avoidance of doubt, any changes in GAAP as set forth in the FASB exposure draft issued on August 17, 2010 (as the same may be amended from time to time)) or (2) changes in the application of GAAP after the Agreement Date (including the avoidance of doubt, any changes as set forth in the FASB exposure draft issued on August 17, 2010 (as the same may be amended from time to time)); provided, however, that upon the request of the Administrative Agent or any Lender the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to any such adoption of changes in, or the application of, GAAP. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. references in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time.

Section 1.3. Financial Attributes of Non-Wholly Owned Subsidiaries.
When determining the Applicable Margin and compliance by the Parent or the Borrower with any financial covenant contained in any of the Loan Documents (a) only the Ownership Share of the Parent or the Borrower, as applicable, of the financial attributes of a Subsidiary that is not a Consolidated Subsidiary shall be included and (b) the Parent’s Ownership Share of the Borrower shall be deemed to be 100.0%.

Article II. Credit Facility
Section 2.1. Revolving Loans.
(a)    Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.15., each Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Effective Date to but excluding the

Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Commitment. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Each borrowing and Continuation under Section 2.9. of, and each Conversion under Section 2.10. of Base Rate Loans into, LIBOR Loans shall be in an aggregate minimum of $1,000,000 and integral multiples of $100,000 in excess of that amount. Notwithstanding the immediately preceding two sentences but subject to Section 2.15., a borrowing of Revolving Loans may be in the aggregate amount of the unused Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b)    Requests for Revolving Loans. Not later than 12:00 noon Eastern time at least one (1) Business Day prior to a borrowing of Revolving Loans that are to be Base Rate Loans and not later than 12:00 noon Eastern time at least three (3) Business Days prior to a borrowing of Revolving Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c)    Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 12:00 noon Eastern time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Transfer Authorizer Designation Form, not later than 3:00 p.m. Eastern time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.

(d)    Assumptions Regarding Funding by Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Federal Funds Rate and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the

Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.

Section 2.2. Bid Rate Loans.
(a)    Bid Rate Loans. At any time during the period from the Effective Date to but excluding the Termination Date, and so long as the Borrower continues to maintain an Investment Grade Rating from S&P and Moody’s, the Borrower may, as set forth in this Section, request the Lenders to make offers to make Bid Rate Loans to the Borrower in Dollars. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b)    Requests for Bid Rate Loans. When the Borrower wishes to request from the Lenders offers to make Bid Rate Loans, it shall give the Administrative Agent notice (a “Bid Rate Quote Request”) so as to be received no later than 12:00 noon Eastern time on (x) the Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction and (y) the date four (4) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction. The Administrative Agent shall deliver to each Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Administrative Agent. The Borrower may request offers to make Bid Rate Loans for up to three (3) different Interest Periods in any one Bid Rate Quote Request; provided that if granted each separate Interest Period shall be deemed to be a separate borrowing (a “Bid Rate Borrowing”). Each Bid Rate Quote Request shall be substantially in the form of Exhibit L and shall specify as to each Bid Rate Borrowing all of the following:

(i)    the proposed date of such Bid Rate Borrowing, which shall be a Business Day;

(ii)    the aggregate amount of such Bid Rate Borrowing which shall be in a minimum amount of $15,000,000 and integral multiples of $1,000,000 in excess thereof which shall not cause any of the limits specified in Section 2.15. to be violated;

(iii)    whether the Bid Rate Quote Request is for LIBOR Margin Loans or Absolute Rate Loans; and

(iv)    the duration of the Interest Period applicable thereto, which shall not extend beyond the Termination Date.

The Borrower shall not deliver any Bid Rate Quote Request within five Business Days of the giving of any other Bid Rate Quote Request and the Borrower shall not deliver more than three (3) Bid Rate Quote Requests in any calendar month.

(c)    Bid Rate Quotes.

(i)    Each Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided that, if the Borrower’s request under Section 2.2.(b) specified more than one Interest Period, such Lender may make a single submission containing only one Bid Rate Quote for each such Interest Period. Each Bid Rate Quote must be submitted to the Administrative Agent not later than 11:30 a.m. Eastern time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction, and in either case the Administrative Agent shall disregard any Bid Rate Quote received after such time; provided that the Lender then acting as the Administrative Agent may submit a Bid Rate Quote only if it notifies the Borrower of the terms of the offer contained therein not later than 30 minutes prior to the latest time by which the Lenders must submit applicable Bid Rate Quotes. Any Bid Rate Quote so made shall be irrevocable except with the consent of the Administrative Agent given at the request of the Borrower. Such Bid Rate Loans may be funded by a Lender’s Designated Lender (if any) as provided in Section 12.6.(h); however, such Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such Designated Lender.

(ii)    Each Bid Rate Quote shall be substantially in the form of Exhibit M and shall specify:

(A)    the proposed date of borrowing and the Interest Period therefor;

(B)    the principal amount of the Bid Rate Loan for which each such offer is being made; provided that the aggregate principal amount of all Bid Rate Loans for which a Lender submits Bid Rate Quotes (x) may be greater or less than the Commitment of such Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested; provided further that any Bid Rate Quote shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof;

(C)    in the case of an Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) offered for each such Absolute Rate Loan (the “Absolute Rate”);

(D)    in the case of a LIBOR Auction, the margin above or below applicable LIBOR (the “LIBOR Margin”) offered for each such LIBOR Margin Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest 1/1,000th of 1%) to be added to (or subtracted from) the applicable LIBOR; and

(E)    the identity of the quoting Lender.

Unless otherwise agreed by the Administrative Agent and the Borrower, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.

(d)    Notification by Administrative Agent. The Administrative Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 12:30 p.m. Eastern time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction or (y) on the date three (3)

Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction), notify the Borrower of the terms (i) of any Bid Rate Quote submitted by a Lender that is in accordance with Section 2.2.(c) and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Lender with respect to the same Bid Rate Quote Request. Any such subsequent Bid Rate Quote shall be disregarded by the Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (B) the principal amounts and Absolute Rates or LIBOR Margins, as applicable, so offered by each Lender (identifying the Lender that made such Bid Rate Quote).

(e)    Acceptance by Borrower.

(i)    Not later than 1:30 p.m. Eastern time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a LIBOR Auction, the Borrower shall notify the Administrative Agent of its acceptance or nonacceptance of the Bid Rate Quotes so notified to it pursuant to Section 2.2.(d). which notice shall be in the form of Exhibit N. In the case of acceptance, such notice shall specify the aggregate principal amount of Bid Rate Quotes for each Interest Period that are accepted. The failure of the Borrower to give such notice by such time shall constitute nonacceptance. The Borrower may accept any Bid Rate Quote in whole or in part; provided that:

(A)    the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;

(B)    the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section 2.2.(b)(ii) and together with all other Bid Rate Loans then outstanding shall not cause the limits specified in Section 2.15. to be violated and the number of Interest Periods shall not exceed the number permitted to be outstanding under Section 2.6.;

(C)    acceptance of Bid Rate Quotes may be made only in ascending order of Absolute Rates or LIBOR Margins, as applicable, in each case beginning with the lowest rate so offered;

(D)    any acceptance in part by the Borrower shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; and

(E)    the Borrower may not accept any Bid Rate Quote that fails to comply with Section 2.2.(c) or otherwise fails to comply with the requirements of this Agreement.

(ii)    If Bid Rate Quotes are made by two or more Lenders with the same Absolute Rates or LIBOR Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which Bid Rate Quotes are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such Bid Rate Quotes are accepted shall be allocated by the Administrative Agent among such Lenders in proportion to the aggregate principal amount of such Bid Rate Quotes. Determinations by the Administrative Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

(f)    Obligation to Make Bid Rate Loans. The Administrative Agent shall promptly (and in any event not later than (x) 2:30 p.m. Eastern time on the proposed date of borrowing of Absolute Rate Loans and (y) on the date three (3) Business Days prior to the proposed date of borrowing of LIBOR Margin Loans) notify each Lender as to whose Bid Rate Quote has been accepted and the amount and rate thereof. A Lender who is notified that it has been selected to make a Bid Rate Loan may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 12.6.(h). Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee in respect of such Bid Rate Loan and be entitled to receive payment thereof when due. No Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded. Any Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 3:30 p.m. Eastern time on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at its Principal Office in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower not later than 4:30 p.m. Eastern time on such date by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower.

(g)    No Effect on Commitment. Except for the purpose and to the extent expressly stated in Section 2.12. and 2.15., the amount of any Bid Rate Loan made by any Lender shall not constitute a utilization of such Lender’s Commitment.

Section 2.3. Letters of Credit.
(a)    Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.15., the Issuing Bank, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $60,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”).

(b)    Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Bank but, except as set forth in the following sentence, in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Termination Date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Termination Date so long as the Borrower delivers to the Administrative Agent for its benefit and the benefit of the Issuing Bank and the Lenders no later than 30 days prior to the Termination Date Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $25,000 (or such lesser amount as may be acceptable to the Issuing Bank, the Administrative Agent and the Borrower).

(c)    Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Bank and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article 5.2., the Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days following the date after which the Issuing Bank has received all of the items required to be delivered to it under this subsection. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)    Reimbursement Obligations. Upon receipt by the Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand; provided, however, that the Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Issuing Bank of any payment in respect of any Reimbursement Obligation, the Issuing Bank shall promptly pay to each Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Commitment Percentage of such payment.

(e)    Manner of Reimbursement. Unless the Borrower provides notice to the Administrative Agent not later than 12:00 noon Eastern time at least one (1) Business Day prior to the date that payment is required to be made pursuant to the related demand for payment that it intends to reimburse the Issuing Bank by means other than by a borrowing hereunder, then if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation, the Administrative Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 12:00 noon Eastern time on the date payment is required to made, and each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office in immediately available funds and (ii) if such conditions would not permit the making of Revolving Loans and the Borrower does not otherwise reimburse the Issuing Bank for the amount of the related demand for payment, the failure of which the Issuing Bank shall notify the Administrative Agent, the provisions of subsection (j) of this Section shall apply and an Event of Default under Section 10.1.(a)(i) shall have occurred. The limitations set forth in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans under this subsection. The Administrative Agent shall pay the proceeds of any Revolving Loans made pursuant to this Section to the Issuing Bank, which shall apply such proceeds to repay the unpaid Reimbursement Obligation.

(f)    Effect of Letters of Credit on Commitments. Upon the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)    Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Bank, Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s or Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse the Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non‑application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.10., but not in limitation of the Borrower’s unconditional obligation to reimburse the Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, the Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, the Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or any Lender with respect to any Letter of Credit.

(h)    Amendments, Etc. The issuance by the Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and Requisite Lenders (or all of the Lenders if required by Section 12.7.) shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).

(i)    Lenders’ Participation in Letters of Credit. Immediately upon (i) the Effective Date with respect to all Existing Letters of Credit and (ii) the issuance by the Issuing Bank of all other Letters of Credit, each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of the Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, such Lender’s Commitment Percentage of the Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Administrative Agent for the account of the Issuing

Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Issuing Bank, Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Bank pursuant to the second and the last sentences of Section 3.5.(c)).

(j)    Payment Obligation of Lenders. Each Lender severally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by the Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing. If the notice referenced in the second sentence of Section 2.3.(e) is received by a Lender not later than 12:00 noon Eastern time, then such Lender shall make such payment available to the Administrative Agent not later than 3:00 p.m. Eastern time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 2:00 p.m. Eastern time on the next succeeding Business Day. Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(e) or (f) or (iv) the termination of the Commitments. Each such payment to the Administrative Agent for the account of the Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)    Information to Lenders. Promptly following any change in Letters of Credit outstanding, the Issuing Bank shall deliver to the Administrative Agent, who shall promptly deliver the same to each Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Lender from time to time, the Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Issuing Bank shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Issuing Bank to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).

(l)    Existing Letters of Credit. The parties agree that each Existing Letter of Credit shall, from and after the Effective Date, be deemed a Letter of Credit issued under this Agreement and shall be subject to and governed by the terms and conditions of this Agreement and the other Loan Documents.

Section 2.4. Swingline Loans.
(a)    Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 2.15., the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $60,000,000, as such amount may be reduced from time to time in accordance with the terms hereof. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b)    Procedure for Borrowing Swingline Loans. The Borrower shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 12:00 noon Eastern time on the proposed date of such borrowing. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice. Not later than 2:00 p.m. Eastern time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article 5.2. for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.

(c)    Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing. Interest on Swingline Loans is solely for the account of the Swingline Lender (except to the extent a Lender acquires a participating interest in a Swingline Loan pursuant to the immediately following subsection (e)). All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5. with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d)    Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender and the Administrative Agent prior written notice thereof no later than 1:00 p.m. Eastern time on the day prior to the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e)    Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender and, in any event, within five (5) Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Revolving Loans that are Base Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in the second sentence of Section 2.1.(a) shall not apply to any borrowing of such Revolving Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 12:00 noon Eastern time at least one Business Day prior to the proposed date of such borrowing. Promptly after receipt of such notice of borrowing of Revolving Loans from the Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Lender of the proposed borrowing. Not later than 12:00 noon Eastern time on the proposed date of such borrowing, each Lender will make available to the Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. The Administrative Agent shall pay the proceeds of such Revolving Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 10.1.(e) or (f)), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the Swingline Lender in Dollars and in immediately available funds. A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1. (e) or (f)), or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.5. Rates and Payment of Interest on Loans.
(a)    Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)    during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans;

(ii)    during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans;

(iii)    if such Loan is an Absolute Rate Loan, at the Absolute Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.2.; and

(iv)    if such Loan is a LIBOR Margin Loan, at LIBOR for such Loan for the Interest Period therefor plus the LIBOR Margin quoted by the Lender making such Loan in accordance with Section 2.2.

Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender and the Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)    Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.6. Number of Interest Periods.
There may be no more than 10 different Interest Periods for LIBOR Loans and Bid Rate Loans, collectively, outstanding at the same time.

Section 2.7. Repayment of Loans.
(a)    Revolving Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Termination Date.

(b)    Bid Rate Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued interest on, each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan.

Section 2.8. Prepayments.
(a)    Optional. Subject to Section 4.4., the Borrower may prepay any Loan (other than a Bid Rate Loan) at any time without premium or penalty. Except as required to comply with the provisions of Section 2.8.(b)(ii), a Bid Rate Loan may only be prepaid with the prior written consent of the Lender holding such Bid Rate Loan. The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of the prepayment of any Loan. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof, or the outstanding principal balance of such Loan, if less.

(b)    Mandatory.

(i)    Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and Bid Rate Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders then holding Commitments (or if the Commitments have been terminated, then holding outstanding Revolving Loans, Swingline Loans, Bid Rate Loans and/or Letter of Credit Liabilities), the amount of such excess.

(ii)    Bid Rate Facility Overadvance. If at any time the aggregate principal amount of all outstanding Bid Rate Loans exceeds one‑half of the aggregate amount of all Commitments at such time, then the Borrower shall immediately pay to the Administrative Agent for the accounts of the applicable Lenders the amount of such excess.

(iii)    Application of Mandatory Prepayments. Amounts paid under the preceding subsection (b)(i) shall be applied to pay all amounts of principal outstanding on the Loans (applied first to principal outstanding with respect to any Swingline Loans, then to Base Rate Loans, then to LIBOR Loans, then to Absolute Rate Loans and then LIBOR Margin Loans) and any Reimbursement Obligations pro rata in accordance with Section 3.2., and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. Amounts paid under the preceding subsection (b)(ii) shall be applied in accordance with Section 3.2.(e). If the Borrower is required to pay any outstanding LIBOR Loans or LIBOR Margin Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

Section 2.9. Continuation.
So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 12:00 noon Eastern time on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Continue as a LIBOR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.10. Conversion.
The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 12:00 noon Eastern time 3 Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11. Notes.
(a)    Notes. Except in the case of a Lender that has requested not to receive a Revolving Note, the Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed. Except in the case of a Lender that has requested that it not receive a Bid Rate Note, the Bid Rate Loans made by a Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Bid Rate Note payable to the order of such Lender. The Swingline Loans made by the Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to the order of the Swingline Lender.

(b)    Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(c)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.12. Voluntary Reductions of the Commitment.
The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Bid Rate Loans and Swingline Loans) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Commitments shall not be less than $5,000,000 and integral multiples of $5,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided, however, the Borrower may not reduce the aggregate amount of the Commitments below $100,000,000 unless the Borrower is terminating the Commitments in full. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Commitment reduction. The Commitments, once reduced pursuant to this Section, may not be increased (other than pursuant to the provisions of Section 2.16.), and the Commitments, once terminated pursuant to this Section, may not be reinstated. The Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Commitments to the Administrative Agent for the account of the Lenders, including but not limited to any applicable compensation due to each Lender in accordance with Section 4.4.

Section 2.13. Extension of Termination Date.
The Borrower shall have the right, exercisable one time, to extend the Termination Date by one year. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 90 days but not more than 180 days prior to the current Termination Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall notify the Lenders if it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended for one year effective upon receipt by the Administrative Agent of the Extension Request and payment of the fee referred to in the following clause (b): (a) immediately prior to such extension and immediately after giving effect thereto, (i) no Default or Event of Default shall exist and (ii) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation and warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation and warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents and (b) the Borrower shall have paid the Fees payable under Section 3.5.(e). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (a)(i) and (a)(ii).

Section 2.14. Expiration Date of Letters of Credit Past Commitment Termination.
If on the date the Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder with respect to which the Borrower has not complied with the conditions set forth in the second proviso of the second sentence of Section 2.3.(b), the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Bank, an amount of money sufficient to cause the balance of available funds on deposit in the Letter of Credit Collateral Account to equal the aggregate Stated Amount of such Letters of Credit for deposit into the Letter of Credit Collateral Account.

Section 2.15. Amount Limitations.
Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, no Lender shall make any Bid Rate Loan, the Issuing Bank shall not be required to issue a Letter of Credit and no reduction of the Commitments pursuant to Section 2.12. shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Commitments:

(a)    the aggregate principal amount of all outstanding Revolving Loans, Bid Rate Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Commitments at such time; or

(b)    the aggregate principal amount of all outstanding Bid Rate Loans would exceed 50.0% of the aggregate amount of the Commitments at such time.

Section 2.16. Increase in Commitments.
The Borrower shall have the right to request increases in the aggregate amount of the Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments shall not exceed $1,000,000,000 less the amount of any voluntary reduction of the Commitments pursuant to Section 2.12. Each such increase in the Commitments must be an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to increase its Commitment or provide a new Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Lender becomes a party to this Agreement, or if any existing Lender is increasing its Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Commitment) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (determined with respect to the Lenders’ respective Commitments and after giving effect to the increase of Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other

Lenders, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Lenders under Section 2.3.(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4. as a result of the prepayment of any such Revolving Loans. Effecting the increase of the Commitments under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by the Parent, the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all partnership or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such increase; and (ii) if requested by the Administrative Agent, an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) new Revolving Notes executed by the Borrower, payable to any new Lenders and replacement Revolving Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments, in the amount of such Lender’s Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Commitments. In connection with any increase in the aggregate amount of the Commitments pursuant to this Section 2.16. any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request.

Section 2.17. Funds Transfer Disbursements.
(a)    Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Transfer Authorizer Designation Form. The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire or funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b)    Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority, (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.

(c)    Limitation of Liability. None of the Administrative Agent, the Issuing Bank or any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, the Issuing Bank or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, Issuing Bank’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, the Issuing Bank, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation. None of the Administrative Agent, the Issuing Bank or any Lender makes any representations or warranties other than those expressly made in this Agreement.

Article III. Payments, Fees and Other General Provisions
Section 3.1. Payments.
(a)    Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 2:00 p.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of the Issuing Bank under this Agreement shall be paid to the Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by the Issuing Bank to the Administrative Agent from time to time, for the account of the Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or the Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)    Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

Section 3.2. Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Sections 2.1.(a), 2.3.(e) and 2.4.(e) shall be made from the Lenders, each payment of the fees under Sections 3.5.(a) and 3.5.(b), the first sentence of Section 3.5.(c), and Section 3.5.(e) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.12. shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9., if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans shall be made for the account of the Lenders, as applicable, pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Lenders; (d) the making, Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Sections 4.1.(c) and 4.5.) shall be made pro rata among the Lenders according to the amounts of their respective Revolving Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (e) each prepayment of principal of Bid Rate Loans by the Borrower pursuant to Section 2.8.(b)(iii) shall be made for account of the Lenders then owed Bid Rate Loans pro rata in accordance with the respective unpaid principal amounts of the Bid Rate Loans then owing to each such Lender; (f) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.4., shall be in accordance with their respective Commitment Percentages; and (g) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.3., shall be in accordance with their respective Commitment Percentages. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.4.(e), in which case such payments shall be pro rata in accordance with such participating interests).

Section 3.3. Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 10.5., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.5., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Fees.
(a)    Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent.

(b)    Facility Fees. During the period from the Effective Date to but excluding the Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders a facility fee equal to the daily aggregate amount of the Commitments (whether or not utilized) times a rate per annum equal to the Applicable Facility Fee. Such fee shall be payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Termination Date or any earlier date of termination of the Commitments or reduction of the Commitments to zero. The Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.

(c)    Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or (y) to but excluding the date such Letter of Credit is drawn in full. In addition to such fees, the Borrower shall pay to the Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit equal to one-eighth of one percent (0.125%) of the initial Stated Amount of such Letter of Credit; provided, however, in no event shall the aggregate amount of such fee in respect of any Letter of Credit be less than $1,000. The fees provided for in this subsection shall be nonrefundable and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the first day of January, April, July and October, (ii) on the Termination Date, (iii) on the date the Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent and in the case of the fee provided for in the second sentence, at the time of issuance of such Letter of Credit. The Borrower shall pay directly to the Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by the Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.

(d)    Bid Rate Loan Fees. The Borrower agrees to pay to the Administrative Agent a fee equal to $2,000 at the time of each Bid Rate Quote Request made hereunder for services rendered by the Administrative Agent in connection with the Bid Rate Loans.

(e)    Extension Fee. If the Borrower exercises its right to extend the Termination Date in accordance with Section 2.13., the Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee equal to one-fourth of one percent (0.25%) of the amount of such Lender’s Commitment (whether or not utilized). Such fee shall be due and payable in full on the date the Administrative Agent receives the Extension Request pursuant to such Section.

(f)    Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6. Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7. Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this

Agreement is and shall be the interest specifically described in Section 2.5.(a)(i) through (iv) and, with respect to Swingline Loans, in Section 2.4.(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8. Statements of Account.
The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9. Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders. The rights and remedies of the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders against a Defaulting Lender under this Section are in addition to any other rights and remedies such parties may have against such Defaulting Lender under this Agreement, any of the Loan Documents, Applicable Law or otherwise.

(b)    Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such

Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.3.(j) in respect of Letters of Credit, in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article V. were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Lenders pro rata in accordance with their respective Commitment Percentages (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)    Certain Fees.

(i)    No Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5.(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Fee to a Defaulting Lender that otherwise would have been required to have been paid to such Defaulting Lender).

(ii)    Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5.(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii)    With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non‑Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non‑Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages

(determined without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Article V. are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)    Cash Collateral, Repayment of Swingline Loans.

(i)    If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection, which prepayment and/or cash collateralization may be provided by a borrowing of Revolving Loans if the applicable conditions contained in Article V. would permit the making of Revolving Loans.

(ii)    At any time that there shall exist a Defaulting Lender, within 1 Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time, which prepayment and/or cash collateralization may be provided by a borrowing of Revolving Loans if the applicable conditions contained in Article V. would permit the making of Revolving Loans.

(iii)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)    Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

(f)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 3.10. Taxes; Foreign Lenders.
(a)    Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Administrative Agent, the Issuing Bank or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent, the Issuing Bank or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii)  any taxes imposed on or measured by the Issuing Bank’s or any Lender’s assets, net income, receipts or branch profits, (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto, and (v) any taxes imposed by Sections 1471 through Section 1474 of the Internal Revenue Code (including any official interpretations thereof, collectively

“FATCA”) on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012 (such non‑excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i)    pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)    promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii)    pay to the Administrative Agent for its account or the account of the applicable Lender or the Issuing Bank, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent, the Issuing Bank or such Lender will equal the full amount that the Administrative Agent, the Issuing Bank or such Lender would have received had no such withholding or deduction been required.

(b)    Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the Issuing Bank or respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Issuing Bank and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent, the Issuing Bank or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c)    Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes becomes a party hereto, such Person shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Internal Revenue Code. Each such Lender or Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Administrative Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent. The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes or the Administrative Agent, if it is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes, if such Lender, such Participant or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender or Participant, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such

Lender such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

(d)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section 3.10.), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.10. with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection (d) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e)    USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Article IV. Yield Protection, Etc.
Section 4.1. Additional Costs; Capital Adequacy.
(a)    Capital Adequacy. If any Lender or any Participant determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued or taking effect after the Effective Date (including any Regulatory Change and, for the avoidance of doubt, giving effect to the last sentence of the definition thereof) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans or participating in Letters of Credit below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

(b)    Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, but without duplication, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or LIBOR Margin Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or LIBOR Margin Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or LIBOR Margin Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or LIBOR Margin Loans or its Commitments (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such LIBOR Loans or LIBOR Margin Loans by the jurisdiction in which such Lender has its principal office or such Lending Office), or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans or LIBOR Margin Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c)    Lender’s Suspension of LIBOR Loans and LIBOR Margin Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans or LIBOR Margin Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or LIBOR Margin Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans and/or the obligation of a Lender that has outstanding a Bid Rate Quote to make LIBOR Margin Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(d)    Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Issuing Bank or such Lender, the Borrower shall pay immediately to the Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by the Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate the Issuing Bank or such Lender for such increased costs or reductions in amount.

(e)    Notification and Determination of Additional Costs. Each of the Administrative Agent, Issuing Bank, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, the Issuing Bank, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, the Issuing Bank, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Administrative Agent). The Administrative Agent, the Issuing Bank, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower (and in the case of the Issuing Bank, a Lender or a Participant to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, the Issuing Bank, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error, provided that such determinations are made on a reasonable basis and in good faith. Notwithstanding anything to the contrary contained in the preceding subsections of this Section 4.1., the Borrower shall not be required to compensate any Lender for any such increased costs or reduced return incurred by such Lender more than one-hundred-eighty (180) days prior to such Lender’s written request to the Borrower for such compensation (except that if the event giving rise to the increased costs or reduced return is retroactive, then the one-hundred-eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.2. Suspension of LIBOR Loans and LIBOR Margin Loans.
Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)    the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR;

(b)    the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period; or

(c)    any Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan reasonably determines (which determination shall be conclusive) that LIBOR will not adequately and fairly reflect the cost to such Lender of making or maintaining such LIBOR Margin Loan;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, (i) the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan and (ii) in the case of clause (c) above, no Lender that has outstanding a Bid Rate Quote with respect to a LIBOR Margin Loan shall be under any obligation to make such Loan.

Section 4.3. Illegality.
Notwithstanding any other provision of this Agreement, (a) if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder and/or (b) if any Lender that has an outstanding Bid Rate Quote shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Margin Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended and/or such Lender’s obligation to make LIBOR Margin Loans shall be suspended, in each case, until such time as such Lender may again make and maintain LIBOR Loans or LIBOR Margin Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4. Compensation.
The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)    any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or a Bid Rate Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)    any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article 5.2. to be satisfied) to borrow a LIBOR Loan or a Bid Rate Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, (i) in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date and (ii) in the case of a Bid Rate Loan, the sum of such losses and expenses as the Lender or Designated Lender who made such Bid Rate Loan may reasonably incur by reason of such prepayment, including without limitation any losses or expenses incurred in obtaining, liquidating or employing deposits from third parties. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 4.5. Treatment of Affected Loans.
(a)    If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(c), Section 4.2. or Section 4.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(c), Section 4.2., or Section 4.3. on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1., Section 4.2. or Section 4.3. that gave rise to such Conversion no longer exist:

(i)    to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii)    all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.1.(c) or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

(b)    If the obligation of a Lender to make LIBOR Margin Loans shall be suspended pursuant to Section 4.1.(c) or 4.2., then the LIBOR Margin Loans of such Lender shall be automatically due and payable on such date as such Lender may specify to the Borrower by written notice with a copy to the Administrative Agent.

Section 4.6. Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.6.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.3.(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 4.1. or 4.4.) with respect to any period up to the date of replacement.

Section 4.7. Change of Lending Office.
Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8. Assumptions Concerning Funding of LIBOR Loans.
Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

Article V. Conditions Precedent
Section 5.1. Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a)    The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)    counterparts of this Agreement executed by each of the parties hereto;

(ii)    Revolving Notes and Bid Rate Notes executed by the Borrower, payable to each applicable Lender (including any Designated Lender, if applicable), other than any Lender that has requested that it not receive a Note, and complying with the terms of Section 2.11.(a) and the Swingline Note executed by the Borrower;

(iii)    the Guaranty executed by each of the Guarantors initially to be a party thereto;

(iv)    an opinion of Foley & Lardner LLP, counsel to the Parent and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering the matters set forth in Exhibit O;

(v)    the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(vi)    a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(viii)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix)    a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending June 30, 2011;

(x)    a Transfer Authorizer Designation Form effective as of the Agreement Date;

(xi)    the Fee Letter;

(xii)    evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;

(xiii)    such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

(b)    In the good faith judgment of the Administrative Agent:

(i)    there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)    no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Parent, the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii)    the Parent and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which could not reasonably be likely to (1) have a Material Adverse Effect, or (2) restrain, enjoin or impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Parent, the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iv)    the Parent, the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and

(v)    there shall not have occurred or exist any material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 5.2. Conditions Precedent to All Loans and Letters of Credit.
The obligations of (i) Lenders to make any Loans and (ii) the Issuing Bank to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.15. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing, or in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Article V. that have not been waived in accordance with the terms of this Agreement have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for initial Loans set forth in Sections 5.1. and 5.2. that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

Article VI. Representations and Warranties
Section 6.1. Representations and Warranties.
In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Bank, to issue Letters of Credit, each of the Parent and the Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each Lender as follows:

(a)    Organization; Power; Qualification. Each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)    Ownership Structure. Part I of Schedule 6.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Parent, setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Agreement Date, except as disclosed in such Schedule (A), each of the Parent and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens of the type described in clause (e) of the definition of the term “Permitted Liens”), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c)    Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letter to which the Parent, the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(d)    Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party and of the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under (1) the organizational documents of any Loan Party, or (2) any indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, the violation of which indenture, agreement or other instrument could reasonably be expected to have a Material Adverse Effect; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the

Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Bank.

(e)    Compliance with Law; Governmental Approvals. Each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)    Properties; Liens. Schedule 6.1.(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing, setting forth, for each such Property, the current occupancy status of such Property and whether such Property is a Development Property and, if such Property is a Development Property, the status of completion of such Property. Each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing has good, marketable and legal title to, or a valid leasehold interest in, its respective real estate assets and good title to its other assets. Each Property included in the calculations of Unencumbered Asset Value and Unencumbered NOI satisfies all requirements under the Loan Documents for being an Eligible Property.

(g)    Existing Indebtedness. Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) of each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness, except for such non-compliance, default and/or event of default as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h)    Litigation. Except as set forth on Schedule 6.1.(h), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor, to the knowledge of any Loan Party, is there any basis therefor) against or in any other way relating adversely to or affecting the Parent, the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document or the Fee Letter. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to any Loan Party or any other Subsidiary.

(i)    Taxes. All federal, state and other tax returns of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Parent, the Borrower, any other Loan Party, or any of the respective Subsidiaries of any of the foregoing is under audit. All charges, accruals and reserves on the books of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing in respect of any taxes or other governmental charges are in accordance with GAAP.

(j)    Financial Statements. The Parent has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Parent and its Consolidated Subsidiaries for the fiscal years ended December 31, 2009 and December 31, 2010, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of KPMG LLP, and (ii) the unaudited consolidated balance sheet of the Parent and its Consolidated Subsidiaries for the fiscal quarter ended June 30, 2011, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flow of the Parent and its Consolidated Subsidiaries for the two fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent and its Consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to lack of footnote disclosure and changes resulting from normal year‑end audit adjustments). Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required in accordance with GAAP to be set forth in its financial statements or notes thereto, which are not referred to or reflected or provided for in said financial statements.

(k)    No Material Adverse Change. Since December 31, 2010, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing is Solvent.

(l)    ERISA.

(i)    Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Parent and the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii)    With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. As of the most recent valuation date, the “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Parent or the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(m)    Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n)    Environmental Laws. Each of the Parent, the Borrower, other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, neither the Parent nor the Borrower is aware of, nor has any Loan Party or any Subsidiary received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which, with respect to any Loan Party or any of the respective Subsidiaries of any Loan Party, could reasonably be expected to unreasonably interfere with or prevent compliance or continued compliance with Environmental Laws, or could reasonably be expected to give rise to any common-law or legal liability, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, or any Hazardous Material. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending, or, to the Parent’s or the Borrower’s knowledge, threatened, against any Loan Party or any respective Subsidiary of any Loan Party relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and

Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Parent’s and/or the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(o)    Investment Company. None of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(p)    Margin Stock. None of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(q)    Affiliate Transactions. None of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing is a party to or bound by any agreement or arrangement with any Affiliate except as permitted by Section 9.8.

(r)    Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Parent, the Borrower, any other Loan Party, or any of the respective Subsidiaries of any of the foregoing, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing that could reasonably be expected to have a Material Adverse Effect.

(s)    Business. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties, if any, and the respective Subsidiaries of each of the foregoing are engaged in the business of owning, managing and developing community and neighborhood shopping centers, together with other business activities incidental thereto.

(t)    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing ancillary to the transactions contemplated hereby.

(u)    Accuracy and Completeness of Information. None of the written information, reports and other papers and data (excluding financial projections and other forward looking statements), taken as a whole as of the delivery date thereof, furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing, in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Parent, the Borrower, any other Loan Parties, if any, or any of the respective Subsidiaries of the foregoing, or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of each of the foregoing in connection with or relating an any way to this Agreement present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of any of the foregoing that have been or may hereafter be made available to the Administrative Agent or any Lender were prepared in good faith based on reasonable assumptions, it being understood that projections as to future events are not viewed as facts and that the actual results may vary from such projections and such variances may be material. No fact is known to any Loan Party which has had, or could reasonably be expected to have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(j) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders, including, without limitation, pursuant to Section 8.4.(h).

(v)    Not Plan Assets; No Prohibited Transactions. None of the assets of the Parent, the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(w)    OFAC. None of the Parent, the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Parent: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan, and no Letter of Credit, will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(x)    REIT Status. The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

Section 6.2. Survival of Representations and Warranties, Etc.
All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Termination Date is effectuated pursuant to Section 2.13. and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

Article VII. Affirmative Covenants
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.7., the Parent and the Borrower shall comply with the following covenants:

Section 7.1. Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 9.4., the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2. Compliance with Applicable Law and Material Contracts.
The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply or obtain could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all contracts and other written agreements to which it is a party if any such non-compliance could reasonably be expected to have a Material Adverse Effect.

Section 7.3. Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear and obsolescence excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4. Conduct of Business.
The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 6.1.(s) and not enter into any line of business not otherwise engaged in by such Person as of the Agreement Date.

Section 7.5. Insurance.
In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Parent and the Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered.

Section 7.6. Payment of Taxes and Claims.
The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 7.7. Books and Records; Inspections.
The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Parent if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Parent and the Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. If requested by the Administrative Agent during the existence of a Default or Event of Default, the Parent and the Borrower shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Parent and the Borrower, any other Loan Party or any other Subsidiary with the Parent’s and the Borrower’s accountants.

Section 7.8. Use of Proceeds.
The Borrower will use the proceeds of Loans only (a) for the payment of pre-development and development costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (b) to finance acquisitions otherwise permitted under this Agreement; (c) to finance capital expenditures and the repayment of Indebtedness of the Borrower and its Subsidiaries; and (d) to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.9. Environmental Matters.
The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 7.10. Further Assurances.
At the Borrower’s cost and expense and upon request of the Administrative Agent, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.11. REIT Status.
The Parent shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 7.12. Exchange Listing.
The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 7.13. Guarantors.
(a)    Within 5 Business days following the date on which any of the following conditions applies to any Subsidiary or Unconsolidated Affiliate that is not already a Guarantor, the Parent and the Borrower shall cause such Subsidiary or Unconsolidated Affiliate to execute and deliver an Accession Agreement and the items that would have been delivered under subsections (iv) through (viii) and (xiii) of Section 5.1.(a) if such Subsidiary or Unconsolidated Affiliate had been a Guarantor on the Agreement Date:

(i)    such Person Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of (1) the Parent; (2) the Borrower; (3) any other Subsidiary of the Parent or the Borrower (except in the case of an Unconsolidated Affiliate Guaranteeing ,or otherwise becoming obligated in respect of, Indebtedness of another Unconsolidated Affiliate); or

(ii)    such Person is an RD Entity, unless the Unencumbered Asset Value attributable to Eligible Properties owned by Non-Guarantors (including such RD Entity) does not exceed 10.0% of the Unencumbered Asset Value.

(b)    The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor is not the Parent; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; (iv) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Loan Documents; and (v) the Administrative Agent shall have received such written request at least ten (10) days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Article VIII. Information
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.7., the Parent or the Borrower, or the Parent and the Borrower, as applicable, shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 8.1. Quarterly Financial Statements.
As soon as available and in any event within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first, second and third fiscal quarters of the Parent) commencing with the fiscal quarter ending September 30, 2011, the unaudited consolidated balance sheet of the Parent and its Consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, and cash flows of the Parent and its Consolidated Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Consolidated Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year‑end audit adjustments).

Section 8.2. Year‑End Statements.
As soon as available and in any event within 10 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of the Parent), the audited consolidated balance sheet of the Parent and its Consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Consolidated Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Parent and its Consolidated Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of KPMG LLP or any other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall be unqualified and in scope and substance satisfactory to the Requisite Lenders.

Section 8.3. Compliance Certificate.
At the time the financial statements are furnished pursuant to Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit P (a “Compliance Certificate”) executed on behalf of the Parent by the chief financial officer of the Parent (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Parent was in compliance with the covenants contained in Section 9.1.; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Parent with respect to such event, condition or failure. Each Compliance Certificate shall include (i) a reasonably detailed list of all Properties included in the calculations of Unencumbered NOI and Unencumbered Asset Value for the fiscal period covered by such Compliance Certificate, (ii) statements of Funds From Operations and Recurring Funds From Operations for the fiscal period covered by such Compliance Certificate, (iii) a report listing Properties acquired in the most recently ended fiscal quarter setting forth for each such Property the purchase price and Net Operating Income for such Property and indicating whether such Property is collateral for any Indebtedness of the owner of such Property that is secured in any manner by any Lien and, if so, a description of such Indebtedness.

Section 8.4. Other Information.
(a)    Promptly upon receipt thereof, copies of all reports, if any, submitted to the Parent or its Board of Directors by its independent public accountants including, without limitation, any management report;

(b)    Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S‑8 or its equivalent), reports on Forms 10‑K, 10‑Q and 8‑K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c)    Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, the Borrower, any other Subsidiary or any other Loan Party;

(d)    If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;

(e)    As soon as available and in any event within 50 days after the end of the fourth fiscal quarter of the Parent, the annual plan of the Parent and its Consolidated Subsidiaries, which plan shall at least include capital and operating expense budgets, projections of sources and application of funds, a projected balance sheet, profit and loss projections of the Parent and its Consolidated Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail. The annual plan shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Parent, and when appropriate, its Consolidated Subsidiaries, will be in compliance with the covenants contained in Section 9.1. at the end of each fiscal quarter of the next succeeding fiscal year. 9.1.

(f)    To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(g)    A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Parent or the Borrower promptly after the effectiveness thereof;

(h)    Prompt notice of (i) any change in the senior management of the Parent, the Borrower, any other Loan Party, or any of the respective Subsidiaries of any of the foregoing, (ii) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Subsidiary or (iii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) through (iii), has had, or could reasonably be expected to have, a Material Adverse Effect;

(i)    Promptly upon a Responsible Officer of the Parent or any Loan Party obtaining knowledge thereof, notice of the occurrence of any Default or Event of Default;

(j)    Promptly upon a Responsible Officer of the Parent or any Loan Party obtaining knowledge thereof, notice of any order, judgment or decree for which the uninsured liability is in excess of $5,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(k)    Prompt notice if the Parent, the Borrower, any other Loan Party, or any Subsidiary of any of the foregoing receives notification from any Governmental Authority alleging violation of any Applicable Law or any inquiry shall have been received by the Parent, the Borrower, any other Loan Party, or any Subsidiary of the foregoing from any Governmental Authority which, in either case, could reasonably be expected to have a Material Adverse Effect;

(l)    Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;

(m)    Promptly, upon any change in the Borrower’s Credit Rating, a certificate stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;

(n)    Promptly, upon each request, information identifying the Borrower as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

(o)    Promptly, and in any event within 3 Business Days after the Parent or the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(p)    Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding;

(q)    Written notice not later than public disclosure of any material acquisitions, dispositions, disposals, divestitures or similar transactions involving Property, the raising of additional equity or the incurring or repayment of material Indebtedness by or with the Parent, the Borrower, any other Loan Party, or any of the respective Subsidiaries of any of the foregoing; and

(r)    From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower, any other Loan Party, or any of the respective Subsidiaries of the foregoing as the Administrative Agent or any Lender may reasonably request.

Section 8.5. Electronic Delivery of Certain Information.
(a)    Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Bank) pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 12:00 noon Eastern time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 8.3. to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 8.3., the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)    Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 8.6. Public/Private Information.
The Parent and the Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Parent and/or the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Parent and/or the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Parent and/or the Borrower, as applicable, shall designate Information Materials (a) that are either available to the public or not material with respect to the Parent and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”. The Administrative Agent, the Parent and the Borrower acknowledge and agree that the Parent is obligated to file reports under the Securities Act. All Information Materials filed with or furnished to the Securities and Exchange Commission pursuant to the Securities Act, or filed by, or on behalf of, the Parent with the Securities and Exchange Commission pursuant to the Securities Act, distributed by, or on behalf of, the Parent or the Borrower by press release through a widely disseminated news or wire service, or otherwise expressly designated by the Parent or the Borrower as Public Information are hereby designated as Public Information, and all other Information Materials are hereby designated as Private Information.

Section 8.7. USA Patriot Act Notice; Compliance.
The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Parent and the Borrower shall, and shall cause the other Loan Parties to, provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Article IX. Negative Covenants
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.7., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.7., the Parent and the Borrower shall comply with the following covenants:

Section 9.1. Financial Covenants.
(a)    Minimum Tangible Net Worth. The Parent shall not permit Tangible Net Worth at any time to be less than (i) $1,470,368,800 plus (ii) 75.0% of the Net Proceeds of all Equity Issuances effected at any time after June 30, 2011 by the Parent, the Borrower or any of their respective Subsidiaries to any Person other than the Parent, the Borrower or any of their respective Subsidiaries minus (iii) 75.0% of the Net Proceeds of Equity Issuances by the Parent, the Borrower or any of their respective Subsidiaries used to purchase or redeem any Equity Interests of the Parent (to the extent such purchases or redemptions are permitted by Section 9.1.(h)).

(b)    Ratio of Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Total Asset Value to exceed 0.60 to 1.00 at any time.

(c)    Ratio of Unsecured Indebtedness to Unencumbered Asset Value. The Parent shall not permit the ratio of (i) Unsecured Indebtedness of the Parent and its Consolidated Subsidiaries to (ii) Unencumbered Asset Value to exceed 0.60 to 1.00 at any time.

(d)    Ratio of Adjusted EBITDA to Fixed Charges. The Parent shall not permit the ratio of (i) Adjusted EBITDA of the Parent and its Consolidated Subsidiaries for the period of four fiscal quarters most recently ended to (ii) Fixed Charges for the period of four fiscal quarters most recently ended, to be less than 1.50 to 1.00 as of the last day of such period of four fiscal quarters.

(e)    Ratio of Secured Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Secured Indebtedness of the Borrower and its Consolidated Subsidiaries to (ii) Total Asset Value to exceed 0.35 to 1.00 at any time.

(f)    Ratio of Unencumbered NOI to Unsecured Interest Expense. The Parent shall not permit the ratio of (i) Unencumbered NOI for the period of four fiscal quarters most recently ended to (ii) Unsecured Interest Expense for the period of four fiscal quarters most recently ended, to be less than 1.75 to 1.00 as of the last day of such period of four fiscal quarters.

(g)    Permitted Investments. The Parent shall not, and shall not permit any Loan Party or other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of such Persons to exceed 20.0% of Total Asset Value at any time:

(i)    Unimproved Land;

(ii)    Common stock, Preferred Equity, other capital stock, beneficial interest in trust, membership interest in limited liability companies and other equity interests in Persons (other than Consolidated Subsidiaries and Unconsolidated Affiliates);

(iii)    Mortgage Receivables; and

(iv)    Investments in Unconsolidated Affiliates.

In addition to the foregoing, the Parent shall not, and shall not permit any Loan Party or other Subsidiary to, make any Investment in or otherwise own any Development Properties to the extent it would cause the Construction Budget for Development Properties in which the Parent either has a direct or indirect ownership interest to exceed 15.0% of Total Asset Value. If a Development Property is owned by an Unconsolidated Affiliate of the Parent, the Borrower or any other Subsidiary, the Construction Budget for such Development Property shall be equal to the product of (A) Construction Budget for Development Project times (B) the Parent’s, the Borrower’s or such Subsidiary’s Ownership Share in such Unconsolidated Affiliate.

(h)    Dividends and Other Restricted Payments. Subject to the following sentence, if a Default or Event of Default exists, the Borrower may only declare and make cash distributions to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year to the extent necessary for the Parent to distribute, and the Parent may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 7.11. If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary.

Section 9.2. Negative Pledge.
(a)    Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

(b)    Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which the Parent, the Borrower, such Loan Party or such other Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement, (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; or (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale.

Section 9.3. Restrictions on Intercompany Transfers.
Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in any Loan Document or, (ii) with respect to clause

(d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business.

Section 9.4. Merger, Consolidation, Sales of Assets and Other Arrangements.
Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided, however, that:

(i)    any of the actions described in the immediately preceding clauses (a) through (c) (other than a merger that also constitutes an acquisition or Investment of the type described in the preceding clause (d)) may be taken with respect to any Subsidiary or any other Loan Party (other than the Borrower or the Parent) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; notwithstanding the foregoing, any such Loan Party may enter into a transaction of merger that is not an acquisition or Investment of the type described in clause (d) above pursuant to which such Loan Party is not the survivor of such merger only if (A) the Borrower shall have given the Administrative Agent and the Lenders at least ten (10) Business Days’ prior written notice of such merger; (B) if the surviving entity is a Subsidiary and is required under Section 7.13. to become a Guarantor, within five (5) Business Days of consummation of such merger the survivor entity (if not already a Guarantor) shall have executed and delivered to the Administrative Agent an Accession Agreement, the other items required to be delivered under such Section, copies of all documents entered into by such Loan Party or the surviving entity to effectuate the consummation of such merger, including, but not limited to, articles of merger and the plan of merger, copies of any filings with the Securities and Exchange Commission in connection with such merger; and (C) such Loan Party and the surviving entity each takes such other action and delivers such other documents, instruments, opinions and agreements as the Administrative Agent may reasonably request;

(ii)    during the term of this Agreement, (A) the Borrower may convey, sell, lease, sublease, transfer or otherwise dispose of assets (including capital stock or other securities of its Subsidiaries) to any other Person so long as the value of such assets does not in the aggregate together with the value of all other assets so conveyed, sold, leased, subleased, transferred or disposed up to such date, constitute a Substantial Amount and (B) the Parent may directly or indirectly convey, sell or transfer equity interests in the Borrower so long as, after giving effect to such conveyance, sale or transfer the Parent shall own and control at least sixty five percent (65.0%) of all partnership interests of the Borrower; provided that, (1) in the case of the foregoing clauses (A) and (B), immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 9.1. and (2)(x) in the case of the foregoing clause (A), if the Borrower conveys, sells, leases, subleases transfers or otherwise disposes of assets (including capital stock or other securities of its Subsidiaries) to any other Person the aggregate value of which, together with all other assets so conveyed, sold, leased, subleased, transferred or disposed in such calendar year, constitutes twenty percent (20.0%) or more of total consolidated assets of the Parent and its Subsidiaries determined on a consolidated basis at such time and (y) in the case of the foregoing clause (B), if the Parent directly or indirectly conveys, sells or transfers equity interests in the Borrower the aggregate amount of which, together with all other equity interests in the Borrower so conveyed, sold or transferred in such calendar year, constitutes twenty percent (20.0%) or more of all partnership interests of the Borrower, then (I) the Borrower shall have given the Administrative Agent and the Lenders at least thirty (30) days prior written notice of such sale, lease, sublease, transfer or other disposition and (II) at the time the Borrower gives notice pursuant to clause (I) above, the Parent shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 9.1., after giving effect to such conveyance, sale, lease, sublease, transfer or other disposition;

(iii)    a Person may merge with and into the Parent or the Borrower in the case of a merger that is not an acquisition or Investment of the type described in clause (d) above, so long as (A) the Parent or the Borrower, as the case may be, is the survivor of such merger, (B) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, (C) the Borrower shall have given the Administrative Agent and the Lenders at least ten (10) Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Borrower) and (D) the Borrower shall have delivered to the Administrative Agent such data, certificates, reports, statements, opinions of counsel, documents or further information as the Administrative Agent or any Lender may reasonably request;

(iv)    any Loan Party and any other Subsidiary may, directly or indirectly, acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person, so long as, in each case, (A) the Borrower shall have given the Administrative Agent and the Lenders at least thirty (30) days prior written notice of such consolidation, merger, acquisition, Investment; (B) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 9.1.; (C) in the case of a consolidation or merger involving the Parent, the Borrower or a Loan Party that owns an Eligible Property, the Parent, the Borrower or such Loan Party shall be the survivor thereof and (D) at the time the Borrower gives notice pursuant to clause (A) of this subsection, the Parent shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 9.1., after giving effect to such consolidation, merger, acquisition, Investment;

(v)    the Parent, the Borrower, the other Loan Parties, if any, and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business; and

(vi)    the Parent, the Borrower, the other Loan Parties, if any, and the other Subsidiaries may sell, transfer or dispose of assets among themselves.

Further, no Loan Party nor any Subsidiary, shall enter into any sale‑leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person.

Section 9.5. Plans.
Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Neither the Parent nor the Borrower shall cause or permit to occur, and neither the Parent or the Borrower shall permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 9.6. Fiscal Year.
Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 9.7. Modifications of Organizational Documents.
Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

Section 9.8. Transactions with Affiliates.
Neither the Parent nor the Borrower shall permit to exist or enter into, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Parent, the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.9. Environmental Matters.
Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any environmental claim or pose a risk to human health, safety or the environment, in each case, which violation, claim or risk could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 9.10. Derivatives Contracts.
Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Parent, the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Parent, the Borrower, such other Loan Party or such other Subsidiary.

Section 9.11. Non-Guarantors.
Neither the Parent nor the Borrower shall permit the Unencumbered Asset Value attributable to Eligible Properties owned by Non-Guarantors to exceed 10.0% of the Unencumbered Asset Value.

Article X. Default
Section 10.1. Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)    Default in Payment. (i) The Borrower shall fail to pay (A) the principal amount of any Loan or any Reimbursement Obligation when due (whether upon demand, at maturity, by reason of acceleration or otherwise) or (B) any interest on any Loans, Fees or other Obligations owing by it when due (whether upon demand, at maturity, by reason of acceleration or otherwise), solely in the case of this clause (B), within five (5) Business Days of the due date therefor, or (ii) any Loan Party (other than the Borrower) shall fail to pay within five (5) Business Days of when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party.

(b)    Default in Performance.

(i)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.4.(i) or Article IX.; or

(ii)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Parent or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, the Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d)    Indebtedness Cross‑Default.

(i)    The Parent, the Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable in respect of any Material Indebtedness; or

(ii)    (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii)    Any other event shall have occurred and be continuing which would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity, provided that any requirement for notice or lapse of time or any other condition has been satisfied; or

(iv)    There occurs an “Event of Default” under and as defined in any Derivatives Contract as to which the Parent, the Borrower, any Loan Party or any of other Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which the Parent, the Borrower or any of its Subsidiaries is an “Affected Party” (as defined therein).

(e)    Voluntary Bankruptcy Proceeding. The Parent, the Borrower, any other Loan Party or any other Material Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any other Material Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)    Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document or the Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter or any Loan Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)    Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Parent, the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Loan Parties or any other Subsidiary, $25,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)    Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, the Borrower, any other Loan Party or any of the respective Subsidiaries of any of the foregoing, which exceeds, individually or together with all other such warrants, writs, executions and processes, $25,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Parent, the Borrower or any other Subsidiary.

(j)    ERISA.

(i)    Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $25,000,000; or

(ii)    As of the most recent valuation date, the “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $25,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k)    Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents, provided that any requirement for notice of lapse of time or any other condition has been satisfied.

(l)    Change of Control/Change in Management.

(i)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35.0% of the total voting power of the then outstanding voting stock of the Parent;

(ii)    During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12‑month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors)) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office; or

(iii)    If the Parent shall cease for any reason to be the general partner of the Borrower.

(m)    Damage; Strike; Casualty. Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Parent, Borrower, the other Loan Parties, if any, and the respective Subsidiaries of the foregoing, taken as a whole, and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

Section 10.2. Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:

(a)    Acceleration; Termination of Facilities.

(i)    Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the Swingline Commitment and the obligation of the Issuing Bank to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)    Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the Swingline Commitment and the obligation of the Issuing Bank to issue Letters of Credit hereunder.

(b)    Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)    Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)    Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Parent, the Borrower and their Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion the property and/or the business operations of the Parent, the Borrower and their Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e)    Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider pursuant to any Derivatives Support Document, including any “Posted Collateral” (as defined in any credit support annex included in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against the Parent, the Borrower, any other Loan Party or other

Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 10.3. Remedies Upon Default.
Upon the occurrence of a Default specified in Section 10.1.(f), the Commitments shall immediately and automatically terminate.

Section 10.4. Marshaling; Payments Set Aside.
None of the Administrative Agent, the Issuing Bank, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, the Issuing Bank, any Lender or any Specified Derivatives Provider, or the Administrative Agent, the Issuing Bank, any Lender or any Specified Derivatives Provider enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.5. Allocation of Proceeds.
If an Event of Default exists, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)    amounts due to the Administrative Agent, the Issuing Bank and the Lenders in respect of expenses due under Section 12.2. until paid in full, and then Fees;

(b)    payments of interest on Swingline Loans;

(c)    payments of interest on all other Loans and Reimbursement Obligations to be applied for the ratable benefit of the Lenders and the Issuing Bank;

(d)    payments of principal of Swingline Loans;

(e)    payments of principal of all other Loans, Reimbursement Obligations and other Letter of Credit Liabilities, to be applied for the ratable benefit of the Lenders and the Issuing Bank, as the case may be, in such order and priority as the Lenders and the Issuing Bank, as the case may be, may determine in their sole discretion; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account;

(f)    amounts due to the Administrative Agent and the Lenders pursuant to Sections 11.6. and 12.10.;

(g)    payments of all other Obligations and other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(h)    any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.6. Letter of Credit Collateral Account.
(a)    As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Issuing Bank as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b)    Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c)    If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Issuing Bank for the payment made by the Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d)    If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 10.5.

(e)    So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit

Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f)    The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 10.7. Rescission of Acceleration by Requisite Lenders.
If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 10.8. Performance by Administrative Agent.
If the Parent, the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Parent, the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.9. Rights Cumulative.
The rights and remedies of the Administrative Agent, the Issuing Bank, the Lenders and the Specified Derivatives Providers under this Agreement, each of the other Loan Documents, the Fee Letter and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the

Administrative Agent, the Issuing Bank, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by the Administrative Agent, the Issuing Bank, any of the Lenders or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

Article XI. The Administrative Agent
Section 11.1. Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII. that neither the Parent nor the Borrower is otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Parent, the Borrower, any other Loan Party or any other Affiliate of the Parent or the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other

Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2. Wells Fargo as Lender.
Wells Fargo, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Parent, the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Bank, other Lenders, or any other Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Parent and the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the Issuing Bank, the other Lenders or any other Specified Derivatives Providers. The Issuing Bank and the Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.3. Approvals of Lenders.
All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Parent and/or the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.4. Notice of Events of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.5. Administrative Agent’s Reliance.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Parent, the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender, the Issuing Bank or any other Person, or shall be responsible to any Lender, the Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Parent, the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Parent, the Borrower or other Persons, or to inspect the property, books or records of the Parent, the Borrower or any other Person; (c) shall be responsible to any Lender or the Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders, the Issuing Bank and the Specified Derivatives Providers in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.6. Indemnification of Administrative Agent.
Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative

Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out‑of‑pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out‑of‑pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.7. Lender Credit Decision, Etc.
Each of the Lenders and the Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys‑in‑fact or other Affiliates has made any representations or warranties to the Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries or Affiliates of the foregoing, shall be deemed to constitute any such representation or warranty by the Administrative Agent to the Issuing Bank or any Lender. Each of the Lenders and the Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Parent, the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Parent, the Borrower, the other Loan Parties, if any, or the respective Subsidiaries of any of the foregoing. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Bank by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or the Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or other Affiliates. Each of the Lenders and the Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or the Issuing Bank.

Section 11.8. Successor Administrative Agent.
The Administrative Agent may (a) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower or (b) be removed as administrative agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and the Borrower upon 30 days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after (a) the resigning Administrative Agent’s giving of notice of resignation, or (b) the Lenders’ giving of notice of removal, then the resigning or removed Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Such successor Administrative Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Administrative Agent, in either case, to assume effectively the obligations of the current Administrative Agent with respect to such Letters of Credit. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 11.9. Titled Agents.
Each of the Syndication Agent, the Documentation Agents, the Senior Managing Agents, the Joint Lead Arrangers and the Joint Book Managers (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Issuing Bank, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Article XII. Miscellaneous
Section 12.1. Notices.
Unless otherwise provided herein (including without limitation as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Parent or the Borrower:

Regency Centers Corporation
One Independent Drive, Suite 114
Jacksonville, Florida 32202-5019
Attention: Chief Financial Officer
Telecopy Number:    (904) 354-1832
Telephone Number:    (904) 598-7608

If to the Administrative Agent:

Wells Fargo Bank, National Association
2859 Paces Ferry Road, Suite 1200
Atlanta, Georgia 30339
Attn: Relationship Manager
Telecopier:    (770) 435-2262
Telephone:    (770) 435-3800

If to the Administrative Agent under Article II.:

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attn: Kimberly Perreault
Telecopier:    (866) 495-8802
Telephone:    (612) 316-3738

If to the Issuing Bank:

Wells Fargo Bank, National Association
2859 Paces Ferry Road, Suite 1200
Atlanta, Georgia 30339
Attn: Relationship Manager
Telecopier:    (770) 435-2262
Telephone:    (770) 435-3800

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or the Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Bank and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, the Issuing Bank or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent, the Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Bank or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, the Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.2. Expenses.
The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent, the Issuing Bank and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents; provided, that the Borrower shall not be required to pay the expenses of more than one counsel to the Administrative Agent and one separate counsel for the Lenders (in addition to expenses for appropriate local or special counsel) in connection with such workout or enforcement or preservation unless the Lenders reasonably determine that joint representation is not appropriate under the circumstances, (c) to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Bank and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent, the Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, the Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor‑in‑possession financing or any plan of reorganization of the Parent, the Borrower or any other Loan Party, whether proposed by the Parent, the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 12.3. Stamp, Intangible and Recording Taxes.
The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 12.4. Setoff.
Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, each of the Parent and the Borrower hereby authorizes the Administrative Agent, the Issuing Bank, each Lender, each Affiliate of the Administrative Agent, the Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Parent or the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of the Issuing Bank, a Lender, an Affiliate of the Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, the Issuing Bank, such Lender, any Affiliate of the Administrative Agent, the Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations then due and payable, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2.

Section 12.5. Litigation; Jurisdiction; Other Matters; Waivers.
(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT AND/OR THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK, THE PARENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)    THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE

HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 12.6. Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Parent, the Borrower or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its

Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Commitment or Revolving Loans, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of a Bid Rate Loan.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed with it being understood that the Borrower’s withholding of consent to any assignment which could result in the Borrower having to pay amounts under Section 3.10. in an amount that the Borrower reasonably deems to be a significant amount would be deemed reasonable) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a

Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender; and

(C) the consent of the Swingline Lender and the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Commitment.

(iv)    Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $4,500 (or, $7,500, in the case of an assignment by a Defaulting Lender) for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the Eligible Assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Eligible Assignee and such transferor Lender, as appropriate.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Parent, the Borrower or any of the Parent or the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.10. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.11. with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment to the extent subject to such participation, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender to the extent subject to the participation except as set forth in Section 2.13., (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty (except as otherwise permitted under Section 7.13.(b)). Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1., and 4.4. to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.4. as though it were a Lender, provided such Participant agrees to be subject to Section 3.3. as though it were a Lender.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.10. and 4.1. than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10. unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 3.10.(c) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(h)    Designated Lenders. Any Lender (each, a “Designating Lender”) may at any time while the Borrower has been assigned an Investment Grade Rating from either S&P or Moody’s designate one Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this subsection, and the provisions in the immediately preceding subsections (b) and (d) shall not apply to such designation. No Lender may designate more than one Designated Lender. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower, whereupon (i) the Borrower shall execute and deliver to the Designating Lender a Bid Rate Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.2. after the Borrower has accepted a Bid Rate Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 11.6. and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrower, the Administrative Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender. The Borrower, the Lenders and the Administrative Agent each hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (x) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (y) the Termination Date. In connection with any such designation, the Designating Lender shall pay to the Administrative Agent an administrative fee for processing such designation in the amount of $2,000.

Section 12.7. Amendments and Waivers.

(a)
Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.

(b)    Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:

(i)    increase the Commitment of such Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 12.6. and any increases contemplated under Section 2.16.) or subject such Lenders to any additional obligations;

(ii)    reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations owing to such Lenders;

(iii)    reduce the amount of any Fees payable to such Lenders hereunder;

(iv)    modify the definition of “Termination Date” (except in accordance with Section 2.13.), otherwise postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations, or extend the expiration date of any Letter of Credit beyond the Termination Date (except as permitted under Section 2.3.(b));

(v)    modify the definition of “Commitment Percentage” or amend or otherwise modify the provisions of Section 3.2.;

(vi)    amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii)    modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii)    release any Guarantor from its obligations under the Guaranty except as contemplated by Section 7.13.(b);

(ix)    waive a Default or Event of Default under Section 10.1.(a), except as provided in Section 10.7.; or

(x)    amend, or waive the Borrower’s compliance with, Section 2.15.

(c)    Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.4. or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. Any amendment, waiver or consent relating to Section 2.3. or the obligations of the Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Bank. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 12.8. Nonliability of Administrative Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Bank and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, the Issuing Bank or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, the Issuing Bank or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent, the Issuing Bank or any Lender undertakes any responsibility to the Parent or the Borrower to review or inform the Parent or the Borrower of any matter in connection with any phase of the Parent’s or the Borrower’s business or operations.

Section 12.9. Confidentiality.
Except as otherwise provided by Applicable Law, the Administrative Agent, the Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be bound by the confidentiality provisions of this Agreement or will otherwise agree to keep the Information confidential in accordance with the provisions of this Section 12.9.); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed Eligible Assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, the Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Affiliate of the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent, the Borrower or any Affiliate of the Parent or the Borrower, unless the Administrative Agent or such Lender has actual knowledge that such Information became nonconfidential as a result of a breach of a confidential arrangement with any Loan Party or any of its respective Subsidiaries; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent, the Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, the Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, the Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective operations, businesses, affairs and financial condition, not generally available or furnished to the public, that is available or furnished to the Administrative Agent, any Lender or the Issuing Bank pursuant to the provisions of this Agreement or any other Loan Document. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.10. Indemnification.
(a)    The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Issuing Bank, the Lenders, all of the Affiliates of each of the Administrative Agent, the Issuing Bank or any of the Lenders, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Administrative Agent’s, the Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent, the Issuing Bank and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent, the Issuing Bank and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and their Subsidiaries; (vii) the fact that the Administrative Agent, the Issuing Bank and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and their Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the Issuing

Bank or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent, the Issuing Bank or any Lender as a result of conduct of the Parent, the Borrower, the other Loan Parties, if any, or any of the respective Subsidiaries of the foregoing that violates a sanction administered or enforced by the OFAC; or (x) any violation or non‑compliance by the Parent, the Borrower or any other Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Parent, the Borrower or their Subsidiaries (or their respective properties) (or the Administrative Agent and/or the Lenders and/or the Issuing Bank as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (1) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (2) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party (other than claims of the Indemnified Parties against the Administrative Agent, the Issuing Bank or the Swingline Lender, in each case acting in their respective capacities as such).

(b)    The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Parent, the Borrower or any other Subsidiary, any shareholder of the Parent, the Borrower or any other Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Parent or the Borrower, as applicable), any account debtor of the Parent, the Borrower or any other Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall promptly notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to notify the Borrower shall not otherwise relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 12.10.

(c)    This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Parent, the Borrower and/or any Subsidiary.

(d)    All out‑of‑pocket fees and expenses of, and all amounts paid to third‑persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)    An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding, or (y) there is an allegation of a violation of law by such Indemnified Party.

(f)    If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)    The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 12.10. to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 12.11. Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled (other than Letters of Credit the expiration dates of which extend beyond the Termination Date as permitted under Section 2.3.(b) and in respect of which the Borrower has satisfied the requirements in such Section), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and the Issuing Bank is no longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full; provided, however, if on the Termination Date or any other date the Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) any Letters of Credit remain outstanding, then the provisions of this Agreement applicable to Letters of Credit, including without limitation, the terms of Section 2.14. and the Borrower’s reimbursement obligations under Section 2.3.(d), shall remain in effect until all Letters of Credit have expired, have been cancelled or have otherwise terminated. The indemnities to which the Administrative Agent, the Issuing Bank and the Lenders are entitled under the provisions of Sections 3.10., 4.1., 4.4., 11.6., 12.2. and 12.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.5., shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Bank and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.12. Severability of Provisions.
If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.13. GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.14. Counterparts.
To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 12.15. Obligations with Respect to Loan Parties.
The obligations of the Parent or the Borrower, or the Parent and the Borrower, to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Parent, the Borrower may have that the Parent or Borrower, as applicable, does not control such Loan Parties.

Section 12.16. Independence of Covenants.
All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.17. Limitation of Liability.
None of the Administrative Agent, the Issuing Bank or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent, the Issuing Bank or any Lender shall have any liability with respect to, and the Parent and the Borrower hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Parent and/or the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each of the Parent and the Borrower hereby waives, releases, and agrees not to sue the Administrative Agent, the Issuing Bank or any Lender or any of the Administrative Agent’s, the Issuing Bank’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.18. Entire Agreement.
This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.19. Construction.
The Administrative Agent, the Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Issuing Bank, the Borrower and each Lender.

Section 12.20. Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 12.21. Effect of Amendment and Restatement; Reallocations.
(a)    Existing Credit Agreement. Upon satisfaction of the conditions precedent set forth in Sections 5.1. and 5.2. of this Agreement, this Agreement and the other Loan Documents shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Credit Agreement, and the Existing Credit Agreement shall be superseded in all respects, in each case, on a prospective basis.

(b)    NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT NOR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER OR ANY OTHER LOAN PARTY UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

(C)    Reallocations. Simultaneously with the Effective Date, (i) the Commitments (as defined in the Existing Credit Agreement) of each of the Existing Lenders, the outstanding amount of all Revolving Loans (as defined in the Existing Credit Agreement) previously made to the Borrower under the Existing Credit Agreement and participations in Existing Letters of Credit shall be reallocated among the Lenders in accordance with their respective Commitment Percentages (determined in accordance with the amount of each Lender’s Commitment set forth on Schedule I), and in order to effect such reallocations, the requisite assignments shall be deemed to be made in amounts from each Existing Lender to each Lender, with the same force and effect as if such assignments were evidenced by the applicable Assignment and Assumptions (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived) and (ii) each assignee Lender shall make full cash settlement with each corresponding assignor Lender, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to any netting effected by the Administrative Agent) with respect to such reallocations and assignments.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

REGENCY CENTERS, L.P.

By: Regency Centers Corporation,
its sole general partner

By:
Name:
Title:

PARENT:

Regency Centers Corporation,

By:
Name:
Title:

[Signatures Continued on Next Page]

[Signature Page to Third Amended and Restated Credit Agreement with Regency Centers, L.P.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:
Name:
Title:

[Signatures Continued on Next Page]

[Signature Page to Third Amended and Restated Credit Agreement with Regency Centers, L.P.]

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement with Regency Centers, L.P.]

BANK OF AMERICA, N.A.

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement with Regency Centers, L.P.]

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement with Regency Centers, L.P.]

SUNTRUST BANK

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement with Regency Centers, L.P.]

COMERICA BANK

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement with Regency Centers, L.P.]

REGIONS BANK

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement with Regency Centers, L.P.]

ROYAL BANK OF CANADA

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement with Regency Centers, L.P.]

SUMITOMO MITSUI BANKING CORPORATION

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement with Regency Centers, L.P.]

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement with Regency Centers, L.P.]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement with Regency Centers, L.P.]

MIZUHO CORPORATE BANK, LTD.

By:
Name:
Title:

[Signature Page to Third Amended and Restated Credit Agreement with Regency Centers, L.P.]

CHANG HWA COMMERCIAL BANK, LTD.
NEW YORK BRANCH

By:
Name:
Title:

SCHEDULE I

Commitments

Lender	Commitment
Wells Fargo Bank, National Association	$90,000,000
PNC Bank, National Association	$90,000,000
Bank of America, N.A.	$55,000,000
JPMorgan Chase Bank, N.A.	$55,000,000
SunTrust Bank	$55,000,000
Comerica Bank	$40,000,000
Regions Bank	$40,000,000
Royal Bank of Canada	$40,000,000
Sumitomo Mitsui Banking Corporation	$40,000,000
U.S. Bank National Association	$40,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$20,000,000
Mizuho Corporate Bank, Ltd.	$20,000,000
Chang Hwa Commercial Bank, New York Branch	$15,000,000
Total:	$600,000,000

Existing Letters of Credit
Schedule 1.1(A)

Wells Fargo - AGGREGATE LETTERS OF CREDIT ISSUED UNDER LINE - - $50,000,000 SUB-LIMIT

Project Name	Beneficiary	Outstanding Amount at 6/30/2011	Expiration Date	Renewal Options

Gateway	Wells Fargo Bank, N.A.	$130,000	10/12/2011	auto renewal
Airport Crossing	City of Portage, IN	$745,589	1/10/2012	auto renewal
FV Commons LC	Lennar Spencer's Crossing, LLC	$687,500	6/12/2012	auto renewal
Augusta Center	City of Portage, IN	$1,308,448	7/11/2012	auto renewal

		$2,871,537

List of Loan Parties
Schedule 1.1.(B)

Regency Centers, L.P.
Regency Centers Corporation

Ownership Structure
Schedule 6.1.(b), Part I

REGENCY CENTERS CORPORATION
Subsidiaries

			Nature of	% of
Entity	Jurisdiction	Owner(s)	Interest	Ownership
Regency Centers, L.P.	Delaware	Regency Centers Corporation	General Partner	99.00%
		Outside Investors	Limited Partners	1.00%

MCW-RD Brentwood Plaza, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCW-RD Bridgeton, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCW-RD Dardenne Crossing, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCW-RD Kirkwood Commons Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCW-RD Kirkwood Commons, LLC	Delaware	MCW-RD Kirkwood Commons Member, LLC	Member	100%
MCW-RC FL-Anastasia, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCW-RC FL-King’s, LLC (fka MCW-RC Florida, LLC)	Delaware	Regency Centers, L.P.	Member	100%
MCW-RC FL-Shoppes at 104, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCW-RC GA-Howell Mill Village, LLC	Delaware	Regency Centers, LLC	Member	100%
MCD-RC CA-Amerige, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCD-RC El Cerrito Holdings, LLC	Delaware	Regency Centers, L.P.	Member	100%
MCD-RC CA-El Cerrito, LLC	Delaware	MCD-RC El Cerrito Holdings, LLC	Member	100%
REG8 Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
REG8 Tassajara Crossing, LLC	Delaware	REG8 Member, LLC	Member	100%
REG8 Plaza Hermosa, LLC	Delaware	REG8 Member, LLC	Member	100%
REG8 Sequoia Station, LLC	Delaware	REG8 Member, LLC	Member	100%
REG8 Mockingbird Commons, LLC	Delaware	REG8 Member, LLC	Member	100%
REG8 Sterling Ridge, LLC	Delaware	REG8 Member, LLC	Member	100%
REG8 Prestonbrook Crossing, LLC	Delaware	REG8 Member, LLC	Member	100%
REG8 Wellington, LLC	Delaware	REG8 Member, LLC	Member	100%
REG8 Berkshire Commons, LLC	Delaware	REG8 Member, LLC	Member	100%
FL-Corkscrew Village Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
FL-Corkscrew Village, LLC	Delaware	FL-Corkscrew Village Member, LLC	Member	100%
FL-Crossroads Shopping Center Member, LLC	Delaware	Regency Centers, L.P.	Member	100%

FL-Crossroads Shopping Center, LLC	Delaware	FL-Crossroads Shopping Center Member, LLC	Member	100%
FL-Naples Walk Shopping Center Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
FL-Naples Walk Shopping Center, LLC	Delaware	FL-Naples Walk Shopping Center Member, LLC	Member	100%
FL-Northgate Square Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
FL-Northgate Square, LLC	Delaware	FL-Northgate Square Member, LLC	Member	100%

4S Regency Partners, LLC	Delaware	Regency Centers, L.P.	Member	80%
		4S Ranch Company 1700, L.P.	Member	20%
Applegate Ranch, LLC	Delaware	Regency Centers, L.P.	Member	100%
Belleview Square, LLC	Delaware	Regency Centers, L.P.	Member	100%

Buckwalter Bluffton, LLC	Delaware	Regency Centers, L.P.	Member	100%
Clayton Valley Shopping Center, LLC	Delaware	Regency Centers, L.P.	Member	100%

Colonnade Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Corvallis Market Center, LLC	Delaware	Regency Centers, L.P.	Member	100%
Deer Springs Town Center, LLC	Delaware	Regency Centers, L.P.	Member	100%
Fairfax Regency, LLC	Delaware	Regency Centers, L.P.	Member	Varies
		J. Donegan Company	Member
Fairhope, LLC	Delaware	Regency Centers, L.P.	Member	100%
Fortuna Regency Phase II, LLC	Delaware	Regency Centers, L.P.	Member	100%
FV Commons, LLC	Delaware	Regency Centers, L.P.	Member	100%
Gateway Azco GP, LLC	Delaware	Regency Centers, L.P.	Member	100%
Gateway Azco LP, LLC	Delaware	Regency Centers, L.P.	Member	100%
AZCO Partners	Pennsylvania	Gateway Azco Partners GP, LLC	General Partner	1%
		Gateway Azco LP, LLC	Limited Partner	99%
Gateway Azco Manager, LLC	Delaware	Regency Centers, L.P.	Member	100%
Glen Oak Glenview, LLC	Delaware	Regency Centers, L.P.	Member	100%
Hasley Canyon Village, LLC	Delaware	Regency Centers, L.P.	Member	100%
Hibernia North, LLC	Delaware	Regency Centers, L.P.	Member	100%

Hickory Creek Plaza, LLC	Delaware	Regency Centers, L.P.	Member	100%
Hoadly Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Indian Springs GP, LLC	Delaware	Regency Centers, L.P.	Member	100%
Indio Jackson, LLC	Delaware	Regency Centers, L.P.	Member	100%
Kent Place Regency, LLC	Delaware	Regency Centers, L.P.	Member	Varies
		Kent Place Investors, LLC	Member
Lee Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
The Marketplace at Briargate, LLC	Delaware	Regency Centers, L.P.	Member	100%
Menifee Marketplace, LLC	Delaware	Regency Centers, L.P.	Member	100%
Merrimack Shopping Center, LLC	Delaware	Regency Centers, L.P.	Member	100%
Murfreesboro North, LLC	Delaware	Regency Centers, L.P.	Member	100%
Murieta Gardens Shopping Center, LLC	Delaware	Regency Centers, L.P.	Member	100%
NSHE Winnebago, LLC	Arizona	Regency Centers, L.P.	Member	100%
NTC-REG, LLC	Delaware	Regency Centers, L.P.	Member	100%
New Smyrna Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
New Windsor Marketplace, LLC	Delaware	Regency Centers, L.P.	Member	100%
Northlake Village Shopping Center, LLC	Florida	Regency Centers, L.P.	Member	100%
Oakshade Regency, LLC	Delaware	Regency Centers, L.P.	Member	100%
Ocala Corners, LLC	Delaware	Regency Centers, L.P.	Member	100%
Otay Mesa Crossing, LLC	Delaware	Regency Centers, L.P.	Member	100%
Parmer Tech Ridge, LLC	Delaware	Regency Centers, L.P.	Member	100%
Regency Centers Acquisition, LLC	Delaware	Regency Centers, L.P.	Member	100%
Regency Centers Advisors, LLC	Florida	Regency Centers, L.P.	Member	100%
RC CA Santa Barbara, LLC	Delaware	Regency Centers, L.P.	Member	100%

Red Bank Village, LLC	Delaware	Regency Centers, L.P.	Member	100%
Regency Alliance Santa Rosa	Delaware	Regency Centers, L.P.	Member	100%
Regency Centers Georgia, L.P.	Georgia	RC Georgia Holdings, LLC	General Partner	1%
		Regency Centers, L.P.	Limited Partner	99%

Regency Blue Ash, LLC	Delaware	Regency Centers, L.P.	Member	100%
Regency Cahan Clovis, LLC	Delaware	Regency Centers, L.P.	Member	100%
Regency Magi, LLC	Delaware	Regency Centers, L.P.	Member	100%
Regency Marinta-LaQuinta, LLC	Delaware	Regency Centers, L.P.	Member	Interests Vary
		Marinita Development Co.	Member
Regency Opitz, LLC	Delaware	Regency Centers, L.P.	Member	100%

Regency Petaluma, LLC	Delaware	Regency Centers, L.P.	Member	100%
Regency Remediation, LLC	Florida	Regency Centers, L.P.	Member	100%

Shops at Saugus, LLC	Delaware	Regency Centers, L.P.	Member	100%
Signature Plaza, LLC	Delaware	Regency Centers, L.P.	Member	100%
Spring Hill Town Center, LLC	Delaware	Regency Centers, L.P.	Member	100%
T&M Shiloh Development Company	Texas	Regency Centers, L.P.	General Partner	100%

T&R New Albany Development Company, LLC	Ohio	Regency Centers, L.P.	Member	50%
		Topvalco	Member	50%
Twin City Plaza Member, LLC	Delaware	Regency Centers, L.P.	Member	100%
Twin City Plaza, LLC	Delaware	Twin City Plaza Member, LLC	Member	100%
Valleydale, LLC	Delaware	Regency Centers, L.P.	Member	100%
Vista Village, LLC	Delaware	Regency Centers, L.P.	Member	100%
Wadsworth, LLC	Delaware	Regency Centers, L.P.	Member	100%
DJB No. 23, L.P.	Texas	Wadsworth, LLC	General Partner	1%
		Regency Centers, L.P.	Limited Partner	99%
WFC-Purnell, LLC	Delaware	Regency Centers, L.P.	Member	100%
Walton Town Center, LLC	Delaware	Regency Centers, L.P.	Member	100%
Waterside Marketplace, LLC	Delaware	Regency Centers, L.P.	Member	100%

RRG Holdings, LLC	Florida	Regency Centers, L.P.	Member	100%

Regency Realty Group, Inc.	Florida	Regency Centers, L.P.	Preferred Stock	100%
			Common Stock	7%
		RRG Holdings, LLC	Common Stock	93%

1488-2978 SC GP, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

1488-2978 SC, L.P.	Texas	1488-2978 SC GP, LLC	General Partner	1%
		Regency Realty Group, Inc.	Limited Partner	99%

Accokeek Regency South, LLC	Delaware	Regency Realty Group, Inc.	Member	Interests Vary
		Accokeek South, LLC	Member
Alameda Bridgeside Shopping Center, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

Amherst Street Shopping Center, LLC	Delaware	Regency Realty Group	Member	100%
Bordeaux Development, LLC	Florida	Regency Realty Group, Inc.	Member	100%

Caligo Crossing, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Castaic Vine, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

Cathedral City Rio Vista Town Centre, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

Chestnut Powder, LLC	Georgia	Regency Realty Group, Inc.	Member	100%

Clarksburg Retail Partners, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

Culpeper Regency, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

Dixon, LLC	Florida	Regency Realty Group, Inc.	Member	100%

East Towne Center, LLC	Delaware	Regency Realty Group, Inc.	Member	Interests Vary
		Lake McLeod, LLC	Member

Edmunson Orange Corp.	Tennessee	Regency Realty Group, Inc.	Common Stock	100%

Edmunson Orange North Carolina, LLC	Delaware	Edmunson Orange Corp.	Member	100%
VP101, LLC	Delaware	Edmunson Orange Corp.	Member	100%
Gateway 101, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Hanover Northampton GP, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Hanover Northampton LP Holding, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Hanover Northampton Partner, LP	Delaware	Hanover Northampton LP Holding, LLC	General Partner	0%
		Regency Realty Group, Inc.	Limited Partner	100%
Hanover Northampton Retail, LP	Delaware	Hanover Northampton GP, LLC	General Partner	0.5%
		Hanover Northampton Partner, LP	Limited Partner	99.5%
Hermitage Development II, LLC	Florida	Regency Realty Group, Inc.	Member	100%

Kulpsville Village Center LP, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

Kulpsville Village Center, LP	Delaware	Kulpsville Village Center LP, LLC	General Partner	0.5%
		Regency Realty Group, Inc.	Limited Partner	99.5%
Lonestar Retail, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

Loveland Shopping Center, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

Lower Nazareth LP Holding, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Lower Nazareth Partner, LP	Delaware	Regency Realty Group, Inc.	Limited Partner	100%
		Lower Nazareth LP Holding, LLC	General Partner	0%
Lower Nazareth GP, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Lower Nazareth Commons, LP	Delaware	Lower Nazareth GP, LLC	General Partner	0.5%
		Lower Nazareth Partner, LP	Limited Partner	99.5%
Lower Nazareth II LP Holding, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Lower Nazareth II Partner, LP	Delaware	Lower Nazareth II LP Holding, LLC	General Partner	0%
		Regency Realty Group, Inc.	Limited Partner	100%

Lower Nazareth II GP, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Lower Nazareth Commons II, LP	Delaware	Lower Nazareth II GP, LLC	General Partner	0.5%
		Lower Nazareth II Partner, LP	Limited Partner	99.5%
Luther Properties, Inc.	Tennessee	Regency Realty Group, Inc.	Common Stock	100%

Marietta Outparcel, Inc.	Georgia	Regency Realty Group, Inc.	Common Stock	100%

Middle Creek Commons, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

Mitchell Service, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

NorthGate Regency, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Paso Golden Hill, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

R2 Media, LLC	Florida	Regency Realty Group, Inc.	Member	100%

RB Airport Crossing, LLC	Delaware	Regency Realty Group, Inc.	Member	Interests Vary
		Airport 6, LLC	Member

RB Augusta, LLC	Delaware	Regency Realty Group, Inc.	Member	Interests Vary
		P-6, LLC	Member

RB Schererville Crossings, LLC	Delaware	Regency Realty Group, Inc.	Member	Interests Vary
		WH41, LLC	Member
RB Schererville 101, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%
RB Schererville 102, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%
RB Schererville 103, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%
RB Schererville 104, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%
RB Schererville 105, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%

RB Schererville 106, LLC	Indiana	RB Schererville Crossings, LLC	Member	100%
RRG Net, LLC	Florida	Regency Realty Group, Inc.	Member	100%
Regency/PGM-Burkitt, LLC	Delaware	Regency Realty Group, Inc.	Member	Interests Vary
		PGM-Burkitt, LLC	Member
Regency Realty Colorado, Inc.	Florida	Regency Realty Group, Inc	Common Stock	80%
		Snowden Leftwich	Common Stock	20%
		(see Note 1)
Regency Realty Group-NE, Inc.	Florida	Regency Realty Group, Inc.	Common Stock	100%
Regency Solar, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
SS Harbour GP, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

SS Harbour, L.P.	Texas	SS Harbour GP, LLC	General Partner	1%
		Regency Realty Group, Inc.	Limited Partner	99%
Seminole Shoppes, LLC	Delaware	Regency Reatly Group, Inc.	Member	50%
		M&P Shopping Centers	Member	50%
Shops at Highland Village GP, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

Shops at Highland Village Development, Ltd.	Texas	Shops at Highland Village GP, LLC	General Partner	1%
		Regency Realty Group, Inc.	Limited Partner	99%

Shops at Quail Creek, LLC	Delaware	Regency Realty Group, Inc.	Member	100%
Slausen Central, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

State Street Crossing, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

Stonewall Regency, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

Summerville-Orangeburg, LLC	Delaware	Regency Realty Group, Inc.	Member	100%

RRG Pennsylvania GP, Inc.	Florida	Regency Realty Group, Inc.	Common Stock	100%

Swatara Marketplace LP	Delaware	RRG Pennsylvania GP, Inc.	General Partner	0.5%
		Regency Realty Group, Inc.	Limited Partner	99.5%
West End Properties, LLC	Florida	Regency Realty Group, Inc.	Member	100%

Note 1: Snowden Leftwich is a Regency employee who is the licensed broker for this entity. Colorado requires that the broker must own a minimum of 20% of the equity in a licensed entity.

Ownership Structure
Schedule 6.1.(b), Part II

REGENCY CENTERS CORPORATION
Unconsolidated Affiliates

			Nature of	% of
Entity	Jurisdiction	Owner(s)	Interest	Ownership
Columbia Cameron Village SPE, LLC	Delaware	Regency Centers, L.P.	Member	30%
		Columbia Perfco Partners, L.P.	Member	70%

Columbia Cameron Village, LLC	Delaware	Columbia Cameron Village SPE, LLC	Member	100%
Columbia Regency Retail Partners, LLC	Delaware	Regency Centers, L.P.	Member	20%
		Columbia Perfco Partners, L.P.	Member	80%

Columbia Retail Baker Hill, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%

Columbia Retail Deer Grove, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%

Columbia Retail Deer Grove Center, LLC	Delaware	Columbia Retail Deer Grove, LLC	Member	100%
Columbia Retail Dulles, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%

Columbia Retail Geneva Crossing, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%

Columbia Retail Shorewood Crossing, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%

Columbia Retail Special Member (GLP), LLC	Delaware	Columbia Perfco, L.P.	Member	80%
		Regency Centers, L.P.		20%
Columbia Retail Stearns Crossing, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%

Columbia Retail Texas 3, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%

Columbia Retail Sweetwater Plaza, LP	Delaware	Columbia Retail Texas 3, LLC	General Partner	1%
		Columbia Regency Retail Partners, LLC	Limited Partner	99%

Columbia Retail Washington 1, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%

Columbia Cascade Plaza, LLC	Delaware	Columbia Retail Washington 1, LLC	Member	100%

Columbia Julington Village, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%

Columbia Palm Valley Marketplace, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%

Columbia Park Plaza Member, LLC	Delaware	Columbia Regency Retail Partners, LLC	Member	100%

Columbia Park Plaza, LLC	Delaware	Columbia Park Plaza Member, LLC	Member	100%
Columbia Regency Partners II, LLC	Delaware	Regency Centers, L.P.	Member	20%
		Columbia Perfco Partners, L.P.	Member	80%
Columbia Cochran Commons, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%

Hollymead Town Center, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Hollymead, LLC	Delaware	Hollymead Town Center, LLC	Member	100%
Columbia II Johns Creek, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Lorton Station Marketplace Member, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Lorton Station Marketplace, LLC	Delaware	Columbia Lorton Station Marketplace Member, LLC	Member	100%
Columbia Lorton Station Town Center, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Marina Shores, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Plantation Plaza Member, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Plantation Plaza, LLC	Delaware	Columbia Plantation Plaza Member, LLC	Member	100%
Columbia II Rockridge Center, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%

Columbia Shorewood Crossing Phase 2 Member, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Shorewood Crossing Phase 2, LLC	Delaware	Columbia Shorewood Crossing Phase 2 Member, LLC	Member	100%
Columbia Shorewood Crossing Phase 3, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Signal Hill Two, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Signal Hill, LLC	Delaware	Signal Hill Two, LLC	Member	100%
Columbia Speedway Plaza Member, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia Speedway Plaza, LLC	Delaware	Columbia Speedway Plaza Member, LLC	Member	100%
Columbia Sutton Square, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Highland Knolls, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Holding, LLC	Delaware	Columbia Regency Partners II, LLC	Member	100%
Columbia II Island Crossing, LLC	Delaware	Columbia II Holding, LLC	Member	100%
Columbia II King Plaza, LLC	Delaware	Columbia II Holding, LLC	Member	100%
Columbia II Lost Mountain, LLC	Delaware	Columbia II Holding, LLC	Member	100%
Columbia II Raley’s Center, LLC	Delaware	Columbia II Holding, LLC	Member	100%
Columbia II Surfside Beach Commons, LLC	Delaware	Columbia II Holding, LLC	Member	100%
GRI-Regency, LLC	Delaware	Global Retail Investors, LLC	Member	60%
		Regency Centers, L.P.	Member	40%

FW PA-Mercer Square, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW PA-Newtown Square, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW PA-Warwick Plaza, LLC	Delaware	GRI-Regency, LLC	Member	100%
MCW-RC SC-Merchant’s, LLC (fka MCW-RC South Carolina, LLC)	Delaware	GRI-Regency, LLC	Member	100%
MCW-RC SC-Merchant’s Village Member, LLC	Delaware	MCW-RC SC-Merchant’s, LLC	Member	100%
MCW-RC SC-Merchant’s Village, LLC	Delaware	MCW-RC SC-Merchant’s Village Member, LLC	Member	100%
FW CA-Brea Marketplace Member, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW CA-Brea Marketplace, LLC	Delaware	FW CA-Brea Marketplace Member, LLC	Member	100%
U.S. Retail Partners Holding, LLC	Delaware	GRI-Regency, LLC	Member	100%

U.S. Retail Partners Member, LLC	Delaware	GRI-Regency, LLC	Member	100%
U.S. Retail Partners, LLC	Delaware	U.S. Retail Partners Holding, LLC	Member	1%
		U.S. Retail Partners Member, LLC	Member	99%

FW CO-Arapahoe Village, LLC	Delaware	U.S. Retail Partners, LLC	Member	100%
FW CO-Cherrywood Square, LLC	Delaware	U.S. Retail Partners, LLC	Member	100%
FW CO-Ralston Square, LLC	Delaware	U.S. Retail Partners, LLC	Member	100%
FW MN-Colonial Square, LLC	Delaware	U.S. Retail Partners, LLC	Member	100%
USRP I Holding, LLC	Delaware	GRI-Regency, LLC	Member	100%
USRP I Member, LLC	Delaware	GRI-Regency, LLC	Member	100%
USRP I, LLC	Delaware	USRP I Holding, LLC	Member	1%
		USRP I Member, LLC	Member	99%

FW NJ-Plaza Square, LLC	Delaware	USRP I, LLC	Member	100%
FW VA-Greenbriar Town Center, LLC	Delaware	USRP I, LLC	Member	100%
FW VA-Festival at Manchester, LLC	Delaware	USRP I, LLC	Member	100%
FW-Reg II Holdings, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW CA-Auburn Village, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Bay Hill Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Five Points Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Mariposa Gardens Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Navajo Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Point Loma Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Rancho San Diego Village, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Silverado Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Snell & Branham Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Stanford Ranch Village, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Twin Oaks Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW CA-Ygnacio Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%

FW CT-Corbins Corner Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW DC-Spring Valley Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW The Oaks Holding, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW IL-The Oaks Shopping Center, LLC	Delaware	FW The Oaks Holding, LLC	Member	100%
FW IL-Brentwood Commons, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW IL-Riverside/Rivers Edge, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW IL-Riverview Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW IL-Stonebrook Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
USRP Willow East, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
USRP Willow West, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
Parkville Shopping Center, L.L.C.	Maryland	FW-Reg II Holdings, LLC	Member	100%
FW Parkville Borrower, LLC	Delaware	Parkville Shopping Center, L.L.C.	Member	100%
FW-Reg II Holding Company Two, LLC	Delaware	GRI-Regency, LLC	Member	100%
FW CA-Granada Village, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW CA-Laguna Niguel Plaza, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW CA-Pleasant Hill Shopping Center, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW IL-Civic Center Plaza, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW IL-McHenry Commons Shopping Center, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW NJ-Westmont Shopping Center, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW NC-Shoppes of Kildaire, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW OR-Greenway Town Center, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
FW WI Racine Centre, LLC	Delaware	FW-Reg II Holding Company Two, LLC	Member	100%
USRP LP, LLC	Delaware	GRI-Regency, LLC	Member	100%
USRP GP, LLC	Delaware	GRI-Regency, LLC	Member	100%
US Retail Partners Limited Partnership	Delaware	USRP GP, LLC	General Partner	1%
		USRP LP, LLC	Limited Partner	99%
		Preferred Partners	Limited Partners	profit sharing
FW MD Woodmoor Borrower, LLC	Delaware	US Retail Partners Limited Partnership	Member	100%
Enterprise Associates	Maryland	USRP GP, LLC	General Partner

		US Retail Partners Limited Partnership	General Partner
FW Bowie Plaza GP, LLC	Delaware	GRI-Regency, LLC	Member	100%

Capitol Place I Investment Limited Partnership	Maryland	FW Bowie Plaza GP, LLC	General Partner	1%
		Eastern Shopping Centers I, LLC	Limited Partner	99%

FW Elkridge Corners GP, LLC	Delaware	GRI-Regency, LLC	Member	100%

L and M Development Company Limited Partnership	Maryland	FW Elkridge Corners GP, LLC	General Partner	1%
		Eastern Shopping Centers I, LLC	Limited Partner	99%

FW Woodholme GP, LLC	Delaware	GRI-Regency, LLC	Member	100%

Woodholme Properties Limited Partnership	Maryland	FW Woodholm GP, LLC	General Partner	1%
		Eastern Shopping Centers I, LLC	Limited Partner	99%

FW Woodholme Borrower, LLC	Delaware	Woodholme Properties Limited Partnership	Member	100%
FW Southside Marketplace GP, LLC	Delaware	GRI-Regency, LLC	Member	100%

Southside Marketplace Limited Partnership	Maryland	FW Southside Marketplace GP, LLC	General Partner	1%
		Eastern Shopping Centers I, LLC	Limited Partner	99%

FW Valley Centre GP, LLC	Delaware	GRI-Regency, LLC	Member	100%

Greenspring Associates Limited Partnership	Maryland	FW Valley Centre GP, LLC	General Partner	1%
		Eastern Shopping Centers I, LLC	Limited Partner	99%

FW MD-Greenspring Borrower, LLC	Delaware	Greenspring Associates Limited Partnership	Member	100%
Eastern Shopping Centers I, LLC	Delaware	GRI-Regency, LLC	Member	100%

Cloppers Mill Village Center, LLC	Maryland	GRI-Regency, LLC	Member	100%
		Eastern Shopping Centers I, LLC
City Line Shopping Center Associates	Pennsylvania	US Retail Partners Limited Partnership	General Partner	1%
		City Line LP, LLC	Limited Partner	99%

City Line LP, LLC	Delaware	USRP LP, LLC	Member	100%

FW Allenbeth GP, LLC	Delaware	GRI-Regency, LLC	Member	100%

Allenbeth Associates Limited Partnership	Maryland	FW Allenbeth GP, LLC	General Partner	1%
		Eastern Shopping Centers I, LLC	Limited Partner	99%

FW Memorial GP, LLC	Delaware	GRI-Regency, LLC	Member	100%

FW TX-Memorial Collection, L.P.	Delaware	FW Memorial GP, LLC	General Partner	1%
		FW Texas LP, LLC	Limited Partner	99%

FW Weslyan GP, LLC	Delaware	GRI-Regency, LLC	Member	100%

FW TX-Weslyan Plaza, L.P.	Delaware	FW Weslyan GP, LLC	General Partner	1%
		FW Texas LP, LLC	Limited Partner	99%

FW Woodway GP, LLC	Delaware	GRI-Regency, LLC	Member	100%

FW TX-Woodway Collection, L.P.	Delaware	FW Woodway GP, LLC	General Partner	1%
		FW Texas LP, LLC	Limited Partner	99%

FW VA-601 Kings Street, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-Ashburn Farm Village Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%

FW VA-Centre Ridge Marketplace, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-Fox Mill Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-Kings Park Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-Saratoga Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW VA-The Village Shopping Center, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW Gayton Crossing Holding, LLC	Delaware	GRI-Regency, LLC	Member	100%

FW VA-Gayton Crossing Shopping Center, LLC	Delaware	FW Gayton Crossing Holding, LLC	Member	100%
FW WA-Aurora Marketplace, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW WA-Eastgate Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW WA-Overlake Fashion Plaza, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
FW WI-Whitnall Square, LLC	Delaware	FW-Reg II Holdings, LLC	Member	100%
Macquarie CountryWide-Regency III, LLC	Delaware	Macquarie CountryWide (US) No. 2 LLC	Member	75%
		Macquarie-Regency Management, LLC	Member	0.01%
		Regency Centers, L.P.	Member	24.99%

Macquarie-Regency Management, LLC	Delaware	Macquarie Real Estate Inc.	Member	50%
		Regency Centers, L.P.	Member	50%
MCW RC III Hilltop Village Member, LLC	Delaware	Macquarie CountryWide-Regency III, LLC	Member	100%
MCW RC III Hilltop Village, LLC	Delaware	MCW RC III Hilltop Village Member, LLC	Member	100%
MCW-RC III Kleinwood GP, LLC	Delaware	Macquarie CountryWide-Regency III, LLC	Member	100%

MCW-RC III Kleinwood Center, LP	Delaware	MCW-RC III Kleinwood GP, LLC	General Partner	0.05%
		Macquarie CountryWide-Regency III, LLC	Limited Partner	99.95%
MCW-RC III Murray Landing Member, LLC	Delaware	Macquarie CountryWide-Regency III, LLC	Member	100%
MCW-RC III Murray Landing, LLC	Delaware	MCW-RC III Murray Landing Member, LLC	Member	100%
MCW-RC III Vineyard Member, LLC	Delaware	Macquarie CountryWide-Regency III, LLC	Member	100%
MCW-RC III Vineyard Shopping Center, LLC	Delaware	MCW RC III Vineyard Member, LLC	Member	100%
RegCal, LLC	Delaware	California State Teachers Retirement System	Member	75%

		Regency Centers, L.P.	Member	25%

RegCal Holding, LLC	Delaware	RegCal, LLC	Member	100%
CAR Apple Valley Square Member, LLC	Delaware	RegCal, LLC	Member	100%
CAR Apple Valley Square, LLC	Delaware	CAR Apple Valley Square Member, LLC	Member	100%
CAR Apple Valley Land, LLC	Delaware	RegCal, LLC
CAR Braemar Village, LLC	Delaware	RegCal, LLC	Member	100%

CAR Calhoun Commons, LLC	Delaware	RegCal, LLC	Member	100%
CAR Corral Hollow, LLC	Delaware	RegCal Holding, LLC	Member	100%

CAR Five Corners Plaza, LLC	Delaware	Five Corners Plaza Member, LLC	Member	100%

Five Corners Plaza Member, LLC	Delaware	RegCal, LLC	Member	100%

CAR Fuquay Holding, LLC	Delaware	RegCal, LLC	Member	100%

CAR Fuquay Crossing, LLC	Delaware	CAR Fuquay Holding, LLC	Member	100%

CAR Fuquay Property, LLC	Delaware	RegCal, LLC	Member	100%

CAR Providence Commons, LLC	Delaware	RegCal, LLC	Member	100%
CAR Providence Commons Two, LLC	Delaware	RegCal, LLC	Member	100%
CAR Shops at the Columbia, LLC	Delaware	RegCal, LLC	Member	100%

KF-REG Holding, LLC	Delaware	RegCal, LLC	Member	100%

KF-REG Associates, LLC	Delaware	KF-REG Holding, LLC	Member	100%

King Farm Center, LLC	Delaware	KF-REG Associates, LLC	Member	100%

Regency Retail GP, LLC	Delaware	Regency Centers, L.P.	Member	100%

Regency Retail Partners, LP	Delaware	Regency Retail GP, LLC	General Partner	34.12%
		Metropolitan Tower Life Insurance Company	Limited Partner	3.04%
		General American Life Insurance Company	Limited Partner	3.04%
		Metropolitan Life Insurance Company	Limited Partner	6.07%
		STRS Ohio Opportunity Real Estate Investments, LLC	Limited Partner	42.98%
		NLI Properties East, Inc. (Nippon Life Insurance Company)	Limited Partner	10.75%
RRP Parent REIT, Inc.	Maryland	Regency Retail Partners, LP	Common Stock	100%

RRP GIC Feeder, LP	Delaware	Regency Retail GP, LLC	General Partner	0.002%
		RGNCY Retail Trust	Limited Partner	99.998%
RRP German Feeder, LP	Delaware	Regency Retail GP, LLC	General Partner	0.004%
		RRP GmbH & Co. KG	Limited Partner	99.996%
RRP Subsidiary REIT, LP	Delaware	Regency Retail GP, LLC	General Partner	0%
		Regency Retail Partners, LP	Limited Partner	0.001%
		RRP Parent REIT, Inc,	Limited Partner	41.702%
		RRP German Feeder, LP	Limited Partner	18.89%
		RRP GIC Feeder, LP	Limited Partner	39.407%
RRP Operating, LP	Delaware	Regency Retail GP, LLC	General Partner	8.8%
		RRP Subsidiary REIT, LP	Common LP	91.2%

RRP Falcon Ridge GP, LLC	Delaware	RRP Operating, LP	Member	100%

RRP Falcon Ridge Town Center, LP	Delaware	RRP Falcon Ridge GP, LLC	General Partner	0.5%

		RRP Operating, LP	Limited Partner	99.5%
RRP Falcon Ridge Phase II GP, LLC	Delaware	RRP Operating, LP	Member	100%

RRP Falcon Ridge Town Center Phase II, LP	Delaware	RRP Falcon Ridge Phase II GP, LLC	General Partner	0.5%
		RRP Operating, LP	Limited Partner	99.5%
Fortuna Regency, LLC	Delaware	RRP Operating, LP	Member	100%
RRP Fortuna GP, LLC	Delaware	RRP Operating, LP	Member	100%
RRP Fortuna, LP	Delaware	RRP Fortuna GP, LLC	General Partner	0.5%
		Fortuna Regency, LLC	Limited Partner	99.5%
RRP Indian Springs GP, LLC	Delaware	RRP Operating, LP	Member	100%

RRP Indian Springs, LP	Delaware	RRP Indian Springs GP, LLC	General Partner	0.5%
		RRP Operating, LP	Limited Partner	99.5%
RRP Orchard Park GP, LLC	Delaware	RRP Operating, LP	Member	100%
RRP Orchard Park, LP	Delaware	RRP Orchard Park GP, LLC	General Partner	0.5%
		RRP Operating, LP	Limited Partner	99.5%
RRP Silver Spring GP, LLC	Delaware	RRP Operating, LP	Member	100%
Silver Spring Square II, L.P.	Delaware	RRP Silver Spring GP, LLC	General Partner	0.5%
		RRP Operating, LP	Limited Partner	99.5%
RRP Sycamore Plaza GP, LLC	Delaware	RRP Operating, LP	Member	100%
RRP Sycamore Plaza, LP	Delaware	RRP Sycamore Plaza GP, LLC	General Partner	0.5%
		RRP Operating, LP	Limited Partner	99.5%
RRP Vista Village Phase I GP, LLC	Delaware	RRP Operating, LP	Member	100%

RRP Vista Village Phase I, LP	Delaware	RRP Vista Village Phase I GP, LLC	General Partner	0.5%
		RRP Operating, LP	Limited Partner	99.5%
RRP Vista Village Phase II GP, LLC	Delaware	RRP Operating, LP	Member	100%

RRP Vista Village Phase II, LP	Delaware	RRP Vista Village Phase II GP, LLC	General Partner	0.5%

		RRP Operating, LP	Limited Partner	99.5%
US Regency Retail REIT I	Texas	US Southern Retail, LLC	Common Stock	57.27%
		US Republic Core Fund, L.P.	Common Stock	23.53%
		Regency Centers, L.P.	Common Stock	19.2%
US Regency Retail I, LLC	Delaware	US Regency Retail REIT I	Member	99%
		Regency Centers, L.P.	Member	1%
Alba Village Regency, LLC	Delaware	Regency Centers, L.P.	Member	Varies
		Northgate Center Phase I, LLC	Member
Bammel North Houston Center, Ltd.	Texas	Regency Centers, L.P.	General Partner	Varies
		HEB Grocery Company, LP	Limited Partner
Bartram Park Center, LLC	Delaware	Regency Centers, L.P.	Member	Varies
		Real Sub, LLC	Member
Conroe/White Oak Marketplace, Ltd.	Texas	Regency Centers, L.P.	General Partner	Varies
		HEB Grocery Co., L.P.	Limited Partner
Indian Springs at Woodlands, Ltd.	Texas	Indian Springs GP, LLC	General Partner	0.1%
		Regency Woodlands/Kuykendahl Retail, Ltd.	Limited Partner	99.9%
Langston Center, LLC	Delaware	Regency Centers, L.P.	Member	50%
		Real Sub, LLC	Member	50%
Ocala Retail Partners, LLC	Delaware	Regency Centers, L.P.	Member	50%
		Real Sub, LLC	Member	50%

Queensboro Associates, L.P.	Georgia	Regency Centers, L.P.	General Partner	50%
		Real Sub, LLC	Limited Partner	50%

Regency Woodlands/Kuykendahl Retail, Ltd.	Texas	Regency Centers, L.P.	General Partner	50%
		HEB Grocery Company, LP	Limited Partner	50%

Tinwood, LLC	Delaware	Regency Centers, L.P.	Member	50%
		Real Sub, LLC	Member	50%

Tinwood-Lynn Haven, LLC	Delaware	Tinwood, LLC	Member	100%
Tinwood-Pebblebrooke, LLC	Delaware	Tinwood, LLC	Member	100%
Regency I-45/Spring Cypress Retail, L.P.	Delaware	Regency Realty Group, Inc.	General Partner	Interests Vary
		HEB Grocery Company, L.P.	Limited Partner

Properties; Liens
Schedule 6.1.(f)

Regency Centers, L.P.
Unencumbered Pool Properties
September 7, 2011

			Development
			Status
	Pool	Pool	(Percent	Percent
Property	Type	Designation	Funded)	Occupied
Airport Crossing	Qual-JV-Dev	Recently Completed Property		77.8%
Anastasia Plaza	Ops-Prop-100%	Operating Property		95.3%
Anthem Marketplace	Ops-Prop-100%	Operating Property		90.1%
Applegate Ranch Shopping Center	Dev-Prop-100%	Development	98%	82.4%
Ashburn Farm Market Center	Ops-Prop-100%	Operating Property		100.0%
Ashford Place	Ops-Prop-100%	Operating Property		93.3%
Augusta Center	Qual-JV-Ops	Operating Property		100.0%
Aventura Shopping Center	Ops-Prop-100%	Operating Property		87.3%
Beckett Commons	Ops-Prop-100%	Operating Property		87.0%
Beneva Village Shops	Ops-Prop-100%	Operating Property		85.4%
Bloomingdale Square	Ops-Prop-100%	Operating Property		96.3%
Boulevard Center	Ops-Prop-100%	Operating Property		90.0%
Boynton Lakes Plaza	Ops-Prop-100%	Operating Property		78.4%
Briarcliff La Vista	Ops-Prop-100%	Operating Property		100.0%
Buckhead Court	Ops-Prop-100%	Operating Property		97.5%
Buckley Square	Ops-Prop-100%	Operating Property		95.0%
Buckwalter Village	Ops-Prop-100%	Operating Property		97.6%
Caligo Crossing	Dev-Prop-100%	Recently Completed Property		100.0%
Cambridge Square	Ops-Prop-100%	Operating Property		100.0%
Carmel Commons	Ops-Prop-100%	Operating Property		90.5%
Carriage Gate	Ops-Prop-100%	Operating Property		86.8%
Centerplace of Greeley III Phase I	Dev-Prop-100%	Recently Completed Property		81.5%
Centerplace of Greeley III Phase II	Dev-Prop-100%	Development	3%	100.0%
Chapel Hill Centre	Ops-Prop-100%	Operating Property		96.4%
Chasewood Plaza	Ops-Prop-100%	Operating Property		95.0%
Cherry Grove	Ops-Prop-100%	Operating Property		97.0%
Cheshire Station	Ops-Prop-100%	Operating Property		97.8%
Clayton Valley Shopping Center	Ops-Prop-100%	Operating Property		94.2%
Clovis Commons	Qual-JV-Ops	Operating Property		99.3%
Cochran's Crossing	Ops-Prop-100%	Operating Property		93.4%
Colonnade Center	Dev-Prop-100%	Development	85%	85.4%
Cooper Street	Ops-Prop-100%	Operating Property		91.4%
Corvallis Market Center	Ops-Prop-100%	Operating Property		100.0%
Costa Verde Center	Ops-Prop-100%	Operating Property		96.0%
Courtyard Shopping Center	Ops-Prop-100%	Operating Property		100.0%
Cromwell Square	Ops-Prop-100%	Operating Property		95.7%

Culpeper Colonnade	Ops-Prop-100%	Operating Property		97.1%
Deer Springs Town Center	Dev-Prop-100%	Recently Completed Property		89.3%
Delk Spectrum	Ops-Prop-100%	Operating Property		75.6%
Diablo Plaza	Ops-Prop-100%	Operating Property		100.0%
Dickson Tn	Ops-Prop-100%	Operating Property		100.0%
Dunwoody Village	Ops-Prop-100%	Operating Property		88.5%
East Pointe	Ops-Prop-100%	Operating Property		98.4%
East Port Plaza	Ops-Prop-100%	Operating Property		82.7%
East Towne Center	Ops-Prop-100%	Operating Property		84.0%
El Camino Shopping Center	Ops-Prop-100%	Operating Property		92.4%
El Norte Pkwy Plaza	Ops-Prop-100%	Operating Property		92.9%
Encina Grande	Ops-Prop-100%	Operating Property		98.3%
Fairfax Shopping Center	Ops-Prop-100%	Operating Property		82.8%
Falcon Marketplace	Dev-Prop-100%	Recently Completed Property		72.5%
Fenton Marketplace	Ops-Prop-100%	Operating Property		34.7%
First Street Village	Ops-Prop-100%	Operating Property		92.4%
Folsom Prairie City Crossing	Ops-Prop-100%	Operating Property		94.2%
Frankfort Crossing Shpg Ctr	Ops-Prop-100%	Operating Property		84.8%
French Valley Village Center	Ops-Prop-100%	Operating Property		95.2%
Garden Square	Ops-Prop-100%	Operating Property		95.7%
Garner Towne Square	Ops-Prop-100%	Operating Property		76.5%
Gateway 101	Ops-Prop-100%	Operating Property		100.0%
Gelson's Westlake Market Plaza	Ops-Prop-100%	Operating Property		91.7%
Glenwood Village	Ops-Prop-100%	Operating Property		96.8%
Golden Hills Promenade	Qual-JV-Ops	Operating Property		90.6%
Grande Oak	Ops-Prop-100%	Operating Property		94.7%
Greenwood Springs	Ops-Prop-100%	Operating Property		65.0%
Hancock	Ops-Prop-100%	Operating Property		97.9%
Harpeth Village Fieldstone	Ops-Prop-100%	Operating Property		100.0%
Harris Crossing	Dev-Prop-100%	Recently Completed Property		91.1%
Heritage Plaza	Ops-Prop-100%	Operating Property		97.5%
Hershey	Ops-Prop-100%	Operating Property		100.0%
Hibernia Pavilion	Ops-Prop-100%	Operating Property		94.9%
Hibernia Plaza	Dev-Prop-100%	Recently Completed Property		16.7%
Hickory Creek Plaza	Dev-Prop-100%	Development	98%	77.6%
Hillcrest Village	Ops-Prop-100%	Operating Property		100.0%
Hinsdale	Ops-Prop-100%	Operating Property		93.8%
Horton's Corner	Ops-Prop-100%	Operating Property		100.0%
Hyde Park	Ops-Prop-100%	Operating Property		97.6%
Indio Towne Center	Dev-Prop-100%	Development	98%	74.4%
Indio Towne Center Phase II	Dev-Prop-100%	Development	65%	100.0%
Inglewood Plaza	Ops-Prop-100%	Operating Property		100.0%
Jefferson Square	Dev-Prop-100%	Development	98%	74.7%
Keller Town Center	Ops-Prop-100%	Operating Property		88.1%
Kings Crossing Sun City	Ops-Prop-100%	Operating Property		97.1%
Kulpsville Village Center	Ops-Prop-100%	Operating Property		100.0%
Lake Pine Plaza	Ops-Prop-100%	Operating Property		94.4%

Lebanon Center	Dev-Prop-100%	Recently Completed Property	89.0%
Lebanon/Legacy Center	Ops-Prop-100%	Operating Property	81.0%
Littleton Square	Ops-Prop-100%	Operating Property	72.2%
Lloyd King Center	Ops-Prop-100%	Operating Property	91.6%
Loehmanns Plaza California	Ops-Prop-100%	Operating Property	94.2%
Loehmanns Plaza Georgia	Ops-Prop-100%	Operating Property	95.4%
Lower Nazareth Commons	Ops-Prop-100%	Operating Property	93.2%
Market at Opitz Crossing	Ops-Prop-100%	Operating Property	79.7%
Market at Preston Forest	Ops-Prop-100%	Operating Property	100.0%
Marketplace at Briargate	Ops-Prop-100%	Operating Property	94.7%
Martin Downs Village Center	Ops-Prop-100%	Operating Property	89.1%
Martin Downs Village Shoppes	Ops-Prop-100%	Operating Property	87.9%
Maxtown Road (Northgate)	Ops-Prop-100%	Operating Property	98.4%
Middle Creek Commons	Dev-Prop-100%	Recently Completed Property	98.4%
Millhopper Shopping Center	Ops-Prop-100%	Operating Property	100.0%
Monument Jackson Creek	Ops-Prop-100%	Operating Property	100.0%
Morningside Plaza	Ops-Prop-100%	Operating Property	96.3%
Nashboro Village	Ops-Prop-100%	Operating Property	95.2%
Newberry Square	Ops-Prop-100%	Operating Property	94.7%
Newland Center	Ops-Prop-100%	Operating Property	98.8%
Nocatee Town Center	Dev-Prop-100%	Recently Completed Property	90.8%
North Hills	Ops-Prop-100%	Operating Property	99.0%
Northlake Village	Ops-Prop-100%	Operating Property	87.6%
Oakbrook Plaza	Ops-Prop-100%	Operating Property	94.5%
Oakleaf Commons	Dev-Prop-100%	Recently Completed Property	84.8%
Old St Augustine Plaza	Ops-Prop-100%	Operating Property	98.3%
Orangeburg	Ops-Prop-100%	Operating Property	100.0%
Orchards Market Center II	Ops-Prop-100%	Operating Property	89.9%
Panther Creek	Ops-Prop-100%	Operating Property	100.0%
Pike Creek	Ops-Prop-100%	Operating Property	89.8%
Pima Crossing	Ops-Prop-100%	Operating Property	88.9%
Pine Lake Village	Ops-Prop-100%	Operating Property	100.0%
Pine Tree Plaza	Ops-Prop-100%	Operating Property	96.8%
Powell Street Plaza	Ops-Prop-100%	Operating Property	100.0%
Powers Ferry Square	Ops-Prop-100%	Operating Property	84.7%
Powers Ferry Village	Ops-Prop-100%	Operating Property	81.0%
Preston Park	Ops-Prop-100%	Operating Property	85.9%
Prestonwood Park	Ops-Prop-100%	Operating Property	69.9%
Red Bank Village	Ops-Prop-100%	Operating Property	97.4%
Regency Commons	Ops-Prop-100%	Operating Property	86.2%
Regency Square	Ops-Prop-100%	Operating Property	92.0%
Rio Vista Town Center	Qual-JV-Ops	Operating Property	83.5%
Rivermont Station	Ops-Prop-100%	Operating Property	83.3%
Rockwall Town Center	Ops-Prop-100%	Operating Property	93.5%
Rona Plaza	Ops-Prop-100%	Operating Property	100.0%
Russell Ridge	Ops-Prop-100%	Operating Property	87.3%
Sammamish-Highlands	Ops-Prop-100%	Operating Property	95.5%

San Leandro Plaza	Ops-Prop-100%	Operating Property		100.0%
Sherwood Crossroads	Ops-Prop-100%	Operating Property		92.1%
Sherwood Market Center	Ops-Prop-100%	Operating Property		97.8%
Shoppes @ 104	Ops-Prop-100%	Operating Property		96.2%
Shoppes at Fairhope Village	Dev-Prop-100%	Development	97%	80.9%
Shoppes at Mason	Ops-Prop-100%	Operating Property		92.6%
Shops at Arizona	Ops-Prop-100%	Operating Property		81.5%
Shops at County Center	Qual-JV-Ops	Operating Property		93.4%
Shops at John's Creek	Ops-Prop-100%	Operating Property		73.5%
Shops at Quail Creek	Dev-Prop-100%	Development	95%	79.7%
Shops at Saugus	Qual-JV-Ops	Operating Property		93.2%
Shops at Stonewall	Ops-Prop-100%	Operating Property		97.6%
Shops at Stonewall Phase II	Dev-Prop-100%	Development	35%	100.0%
Signature Plaza	Ops-Prop-100%	Operating Property		80.0%
South Lowry Square	Ops-Prop-100%	Operating Property		82.3%
Southcenter	Ops-Prop-100%	Operating Property		97.0%
Southpoint Crossing	Ops-Prop-100%	Operating Property		88.4%
Starke	Ops-Prop-100%	Operating Property		100.0%
State Street Crossing	Dev-Prop-100%	Development	97%	60.0%
Strawflower Village	Ops-Prop-100%	Operating Property		98.3%
Stroh Ranch	Ops-Prop-100%	Operating Property		97.0%
Suncoast Crossing Phase I	Ops-Prop-100%	Operating Property		93.5%
Suncoast Crossing Phase II	Dev-Prop-100%	Development	95%	59.3%
Sunnyside 205	Ops-Prop-100%	Operating Property		89.9%
Tanasbourne Market	Ops-Prop-100%	Operating Property		100.0%
Thomas Lake	Ops-Prop-100%	Operating Property		89.5%
Town Center at Martin Downs	Ops-Prop-100%	Operating Property		100.0%
Town Square	Ops-Prop-100%	Operating Property		86.4%
Trophy Club	Ops-Prop-100%	Operating Property		87.5%
Twin Peaks	Ops-Prop-100%	Operating Property		97.4%
Valencia Crossroads	Ops-Prop-100%	Operating Property		98.2%
Ventura Village	Ops-Prop-100%	Operating Property		90.7%
Village Center	Ops-Prop-100%	Operating Property		92.9%
Vine at Castaic	Qual-JV-Dev	Recently Completed Property		72.9%
Village Center	Ops-Prop-100%	Operating Property		92.9%
Wadsworth Crossing	Qual-JV-Ops	Operating Property		96.5%
Vista Village IV	Ops-Prop-100%	Operating Property		45.5%
Walton Towne Center	Dev-Prop-100%	Recently Completed Property		75.9%
Waterside Marketplace	Dev-Prop-100%	Recently Completed Property		92.5%
Welleby Plaza	Ops-Prop-100%	Operating Property		86.7%
West Park Plaza	Ops-Prop-100%	Operating Property		82.7%
Westbrook Commons	Ops-Prop-100%	Operating Property		79.0%
Westchester Plaza	Ops-Prop-100%	Operating Property		97.0%
Westlake Village Plaza and Center	Ops-Prop-100%	Operating Property		100.0%
Westridge Village	Ops-Prop-100%	Operating Property		96.7%
Westwood Village	Ops-Prop-100%	Operating Property		98.2%
White Oak - Dover, DE	Ops-Prop-100%	Operating Property		100.0%

Windmiller Plaza Phase I	Ops-Prop-100%	Operating Property	98.5%
Woodcroft Shopping Center	Ops-Prop-100%	Operating Property	93.2%
Woodman Van Nuys	Ops-Prop-100%	Operating Property	97.2%
Woodmen Plaza	Ops-Prop-100%	Operating Property	87.5%
Woodside Central	Ops-Prop-100%	Operating Property	95.9%

Total Pool			91.9%

Indebtedness and Guaranties
Schedule 6.1.(g)

Regency Centers, L.P.
Summary of Outstanding Debt

Lender	Secured Property	Rate	Maturity	8/31/2011

Fixed Rate Secured Loans:
PNC Bank	Gateway Shopping Center	7.110%	5/1/2013	$17,894,641
TIAA	Northgate Square	5.640%	1/10/2014	6,039,643
Northwestern Mutual Life Insurance Co.	Belleview Square	6.200%	7/1/2014	7,740,744
Glenview State Bank	Glen Oak Plaza	5.750%	10/1/2014	6,129,723
Aid Association of Lutherans	Murryhill Marketplace	5.220%	1/1/2015	7,624,892
United of Omaha Life Insurance Co.	Fleming Island	7.400%	2/5/2015	1,150,609
Escrow Bank, USA	Twin City Plaza	5.650%	4/6/2015	42,071,342
Municipal Tax Bonds Payable	Friars Mission Center	7.600%	9/2/2015	609,058
GMAC	Naples Walk	6.150%	8/11/2016	16,582,870
Jefferson Pilot	Peartree Village	8.400%	6/1/2017	9,217,575
Allianz Life Insurance Company of N. A.	4S Commons Town Center	6.000%	6/10/2017	62,500,000
Metropolitan Life Insurance Company	Corkscrew Village	6.170%	8/1/2017	8,744,522
TIAA	Westchase	5.520%	7/10/2018	8,137,137
Guardian Life Insurance Company	Amerige Heights Town Center	6.130%	12/1/2018	17,000,000
Guardian Life Insurance Company	El Cerrito Plaza	6.380%	12/1/2018	40,745,026
Allianz Life Insurance Company of N. A.	Tassajara Crossing	7.750%	7/10/2019	19,800,000
Allianz Life Insurance Company of N. A.	Plaza Hermosa	7.750%	7/10/2019	13,800,000
Allianz Life Insurance Company of N. A.	Sequoia Station	7.750%	7/10/2019	21,100,000
Allianz Life Insurance Company of N. A.	Mockingbird Common	7.750%	7/10/2019	10,300,000
Allianz Life Insurance Company of N. A.	Sterling Ridge	7.750%	7/10/2019	13,900,000
Allianz Life Insurance Company of N. A.	Frisco Prestonbrook	7.750%	7/10/2019	6,800,000
Allianz Life Insurance Company of N. A.	Wellington Town Square	7.750%	7/10/2019	12,800,000
Allianz Life Insurance Company of N. A.	Berkshire Commons	7.750%	7/10/2019	7,500,000
Allianz Life Insurance Company of N. A.	Willow Festival	5.750%	1/10/2020	39,505,285
CUNA Mutal Insurance Society	Ocala Corners	6.450%	4/1/2020	5,601,767
NorthMarq Capital Inc.	Kirkwood Commons	7.680%	10/1/2022	12,511,835
New York Life	Oak Shade	6.050%	5/10/2028	11,107,615
Unamortized (discounts)/premiums on assumed debt of acquired properties				2,362,627
Total Fixed Rate Secured Loans				$429,276,911

Fixed Rate Unsecured Debt Offerings:
Debt Offering	Unsecured	7.250%	12/12/2011	$19,995,847
Debt Offering	Unsecured	6.750%	1/15/2012	192,364,982
Debt Offering	Unsecured	4.950%	4/15/2014	149,901,994
Debt Offering	Unsecured	5.250%	8/1/2015	349,808,322
Debt Offering	Unsecured	5.875%	6/15/2017	398,911,036
Debt Offering	Unsecured	6.000%	6/15/2020	149,079,938
Debt Offering	Unsecured	4.800%	4/15/2021	249,680,556
Total Fixed Rate Unsecured Debt Offerings				$1,509,742,675

Variable Rate Secured and Unsecured Loans:
PNC Bank	Seminole Shoppes	LIBOR + 3.00%	9/2/2011	$8,874,127
Wells Fargo Bank	$600 Million Line of Credit	LIBOR + 0.55%	2/11/2012	65,000,000
US Bank	Kroger New Albany Center	LIBOR + 3.80%	10/1/2014	3,793,000
Total Variable Rate Secured and Unsecured Loans				$77,667,127

Total				$2,016,686,713

Litigation
Schedule 6.1.(h)

None

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3Select as appropriate.
4Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.    Assignor[s]:        _____________________________
______________________________
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: ______________________________
______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s): Regency Centers, L.P.

4.	Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement:    The $600,000,000 Third Amended and Restated Credit Agreement dated as of September 7, 2011 among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.    Trade Date:        ______________]10

5List each Assignor, as appropriate.
6List each Assignee, as appropriate.
7Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)
8Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
9Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
10To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]11
[NAME OF ASSIGNOR]

By:______________________________
Name: _________________________
Title: __________________________

[NAME OF ASSIGNOR]

By:______________________________
Name: _________________________
Title: __________________________

ASSIGNEE[S]12
[NAME OF ASSIGNEE]

By:______________________________
Name: _________________________
Title: __________________________

[NAME OF ASSIGNEE]

By:______________________________
Name: _________________________
Title: __________________________

11Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
12Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and]13 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCATION, as
Administrative Agent

By: _________________________________
Name: _____________________________
Title: ______________________________

[Consented to:]14

[NAME OF RELEVANT PARTY]

By: _________________________________
Name: _____________________________
Title: ______________________________

13To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
14To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX I

[__________________]15

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referenced in Section 6.1(j) thereof or of the most recent financial statements delivered pursuant to Section 8.1 or 8.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

15Describe Credit Agreement at option of Administrative Agent.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed, and to be fully performed, in such state.

Annex 1-2

EXHIBIT B

FORM OF BID RATE NOTE

____________, 20__

FOR VALUE RECEIVED, the undersigned, REGENCY CENTERS, L.P. (the “Borrower”), hereby promises to pay to the order of ________________ (the “Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), to Wells Fargo Bank, National Association, 608 Second Avenue S., 11th Floor, Minneapolis, Minnesota 55402‑1916, or at such other address as may be specified by the Administrative Agent to the Borrower, the aggregate unpaid principal amount of Bid Rate Loans made by the Lender to the Borrower under the Credit Agreement, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Bid Rate Loan, at such office at the rates and on the dates provided in the Credit Agreement.

The date, amount, interest rate and maturity date of each Bid Rate Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Bid Rate Note (this “Note”), endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Bid Rate Loans made by the Lender.

This Note is one of the “Bid Rate Notes” referred to in the Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof, the Administrative Agent, and the other parties thereto, and evidences Bid Rate Loans made by the Lender thereunder. Terms used but not otherwise defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Bid Rate Loans upon the terms and conditions specified therein.

Except as permitted by Section 12.6. of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

This Note SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non‑payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

[Signature on next page]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Bid Rate Note under seal as of the date first written above.

REGENCY CENTERS, L.P.

By: Regency Centers Corporation, its general partner

By:
Name:
Title:

SCHEDULE OF BID RATE LOANS

This Note evidences Bid Rate Loans made under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, bearing interest at the rates and maturing on the dates set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Interest Rate	Maturity Date of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT C

FORM OF DESIGNATION AGREEMENT

THIS DESIGNATION AGREEMENT dated as of ___________, 20___ (the “Agreement”) by and among _________________________ (the “Designating Lender”), _________________________ (the “Designated Lender”) and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Designating Lender is a Lender under that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation (the “Parent”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto;

WHEREAS, pursuant to Section 12.6.(h), the Designating Lender desires to designate the Designated Lender as its “Designated Lender” under and as defined in the Credit Agreement; and

WHEREAS, the Administrative Agent consents to such designation on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Designation. Subject to the terms and conditions of this Agreement, the Designating Lender hereby designates the Designated Lender, and the Designated Lender hereby accepts such designation, to have a right to make Bid Rate Loans on behalf of the Designating Lender pursuant to Section 2.2. of the Credit Agreement. Any assignment by the Designating Lender to the Designated Lender of rights to make a Bid Rate Loan shall only be effective at the time such Bid Rate Loan is funded by the Designated Lender. The Designated Lender, subject to the terms and conditions hereof, hereby agrees to make such accepted Bid Rate Loans and to perform such other obligations as may be required of it as a Designated Lender under the Credit Agreement.

Section 2. Designating Lender Not Discharged. Notwithstanding the designation of the Designated Lender hereunder, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every obligation of the Designating Lender and its related Designated Lender with respect to the Credit Agreement and the other Loan Documents, including, without limitation, any indemnification obligations under Section 12.10. of the Credit Agreement and any sums otherwise payable to the Borrower by the Designated Lender.

Section 3. No Representations by Designating Lender. The Designating Lender makes no representation or warranty and, except as set forth in Section 8 below, assumes no responsibility pursuant to this Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Borrower or the performance or observance by the Borrower or any other Loan Party of any of its obligations under any Loan Document to which it is a party or any other instrument or document furnished pursuant thereto.

Section 4. Representations and Covenants of Designated Lender. The Designated Lender makes and confirms to the Administrative Agent, the Designating Lender, and the other Lenders all of the representations, warranties and covenants of a Lender under Article XI. of the Credit Agreement. Not in limitation of the foregoing, the Designated Lender (a) represents and warrants that it (i) is legally authorized to enter into this Agreement; (ii) is an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) meets the requirements of a “Designated Lender” contained in the definition of such term contained in the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information (including without limitation the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c)  confirms that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on such financial statements and such other documents and information, made its own credit analysis and decision to become a Designated Lender under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof together with such powers as are reasonably incidental thereto; and (e) agrees that it will become a party to and shall be bound by the Credit Agreement, the other Loan Documents to which the other Lenders are a party on the Effective Date (as defined below) and will perform in accordance therewith all of the obligations which are required to be performed by it as a Designated Lender. The Designated Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any Note or pursuant to any other obligation. The Designated Lender acknowledges and agrees that except as expressly required under the Credit Agreement, the Administrative Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Designated Lender with any credit or other information with respect to the Borrower, any other Loan Party or any other Subsidiary or to notify the Designated Lender of any Default or Event of Default.

Section 5. Appointment of Designating Lender as Attorney‑In‑Fact. The Designated Lender hereby appoints the Designating Lender as the Designated Lender’s agent and attorney‑in‑fact, and grants to the Designating Lender an irrevocable power of attorney, to receive any and all payments to be made for the benefit of the Designated Lender under the Credit Agreement, to deliver and receive all notices and other communications under the Credit Agreement and other Loan Documents and to exercise on the Designated Lender’s behalf all rights to vote and to grant and make approvals, waivers, consents of amendments to or under the Credit Agreement or other Loan Documents. Any document executed by the Designating Lender on the Designated Lender’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designated Lender. The Borrower, each Administrative Agent and each of the Lenders may rely on and are beneficiaries of the preceding provisions.

Section 6. Acceptance by the Administrative Agent. Following the execution of this Agreement by the Designating Lender and the Designated Lender, the Designating Lender will (i) deliver to the Administrative Agent a duly executed original of this Agreement for acceptance by the Administrative Agent and (ii) pay to the Administrative Agent the fee, if any, payable under the applicable provisions of the Credit Agreement whereupon this Agreement shall become effective as of the date of such acceptance or such other date as may be specified on the signature page hereof (the “Effective Date”).

Section 7. Effect of Designation. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designated Lender shall be a party to the Credit Agreement with a right to make Bid Rate Loans as a Lender pursuant to Section 2.2. of the Credit Agreement and the rights and obligations of a Lender related thereto; provided, however, that the Designated Lender shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of the Designated Lender which is not otherwise required to repay obligations of the Designated Lender which are then due and payable. Notwithstanding the foregoing, the Designating Lender, as agent for the Designated Lender, shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Designated Lender and the Designating Lender with respect to the Credit Agreement.

Section 8. Indemnification of Designated Lender. The Designating Lender unconditionally agrees to pay or reimburse the Designated Lender and save the Designated Lender harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designated Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Designated Lender hereunder or thereunder, provided that the Designating Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designated Lender’s gross negligence or willful misconduct.

Section 9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10. Counterparts. This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.

Section 11. Headings. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 12. Amendments; Waivers. This Agreement may not be amended, changed, waived or modified except by a writing executed by all parties hereto.

Section 13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Designation Agreement as of the date and year first written above.

Effective Date:

DESIGNATING LENDER:

[Name of Designating Lender]

By:
Name:
Title:

Designated Lender:

[Name of Designated Lender]

By:
Name:
Title:

Accepted as of the date first written above.

Administrative Agent:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT D

FORM OF AMENDED AND RESTATED GUARANTY

THIS AMENDED AND RESTATED GUARANTY dated as of September 7, 2011 (the “Guaranty”) executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation (the “Parent”), the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the Lenders, and the Issuing Bank (the Administrative Agent, the Lenders, and the Issuing Bank, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, certain of the Guarantors are parties to that certain Guaranty in favor of the Administrative Agent dated as of February 12, 2007 (as amended and supplemented and as in effect as of the date hereof, the “Existing Guaranty”);

WHEREAS, pursuant to the Credit Agreement, the Guarantied Parties have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Guarantied Parties through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Guarantied Parties on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty to amend and restate the Existing Guaranty is a condition to the Guarantied Parties making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied

Obligations”): (a) all indebtedness, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent or any Guarantied Party under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans, the Reimbursement Obligations and all other Letter of Credit Liabilities, and the payment of all interest, Fees, charges, reasonable attorneys’ fees and other amounts payable to the Administrative Agent or any Guarantied Party thereunder or in connection therewith (including, to the extent permitted by Applicable Law, interest, Fees and other amounts that would accrue and become due after the filing of a case or other proceeding under the Bankruptcy Code (as defined below) or other similar Applicable Law but for the commencement of such case or proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or proceeding); (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all other Obligations; and (d) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any of the Guarantied Parties in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, none of the Administrative Agent or the Guarantied Parties shall be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Administrative Agent or any Guarantied Party which may secure any of the Guarantied Obligations.

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)    (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)    any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)    any furnishing to the Administrative Agent or the Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

(d)    any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)    any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)    any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g)    any nonperfection or impairment of any security interest or other Lien on any collateral securing in any way any of the Guarantied Obligations;

(h)    any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Administrative Agent or the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i)    any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j)    any defense, set-off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by the Borrower, any other Loan Party or any other Person against the Administrative Agent or any of the Guarantied Parties;

(k)    any change in the corporate existence, structure or ownership of the Borrower or any other Loan Party;

(l)    any statement, representation or warranty made or deemed made by or on behalf of the Borrower, any Guarantor or any other Loan Party under any Loan Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4. Action with Respect to Guarantied Obligations. The Administrative Agent and the Guarantied Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Administrative Agent and the Guarantied Parties shall elect.

Section 5. Representations and Warranties. Each Guarantor hereby makes to the Administrative Agent and the Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6. Covenants. Each Guarantor will comply with all covenants which the Borrower and/or the Parent are to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate Loan. If the Administrative Agent and/or the Guarantied Parties are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on the Administrative Agent or any of the Guarantied Parties for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such Guarantied Party.

Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Administrative Agent and the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set‑off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Administrative Agent and the Guarantied Parties such additional amount as will result in the receipt by the Administrative Agent and the Guarantied Parties of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Administrative Agent, each Lender and any of their respective Affiliates, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an Affiliate of a Lender subject to receipt of the prior written consent of the Administrative Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, or any Affiliate of the Administrative Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.

Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Administrative Agent and the Guarantied Parties that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Administrative Agent and the Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Administrative Agent and the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Administrative Agent and the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the Guarantied Parties shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 17. Waiver of jury trial.

(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR

CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)    EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY AGREES THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY PARTY OR THE ENFORCEMENT BY ANY PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.

Section 18. Loan Accounts. The Administrative Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error. The failure of the Administrative Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any of the Guarantied Parties in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any of the Guarantied Parties of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20. Termination. This Guaranty shall remain in full force and effect until the termination of the Credit Agreement in accordance with Section 12.11. of the Credit Agreement.

Section 21. Successors and Assigns. Each reference herein to the Administrative Agent or the Guarantied Parties shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Subject to Section 12.9. of the Credit Agreement, each Guarantor hereby consents to the delivery by the Administrative Agent or any Lender to any Eligible Assignee or Participant (or any prospective Eligible Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of the Administrative Agent and all Guarantied Parties and any such assignment or other transfer to which the Administrative Agent and all of the Guarantied Parties have not so consented shall be null and void.

Section 22. Joint and Several Obligations. the obligationS of the Guarantors HEREUNDER SHALL BE joint and several, and ACCORDINGLY, each Guarantor CONFIRMS THAT IT is liable for the full amount of the “GUARANTiED Obligations” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER gUARANTORS HEREUNDER.

Section 23. Amendments. This Guaranty may not be amended except in a writing signed by the Requisite Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Administrative Agent and each Guarantor.

Section 24. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at the Principal Office, not later than 2:00 p.m. Eastern time on the date of demand therefor.

Section 25. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any Lender at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28. Limitation of Liability. Neither the Administrative Agent nor any of the Guarantied Parties, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any of the Guarantied Parties, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any of the Guarantied Parties or any of the Administrative Agent’s or of any Guarantied Parties’, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 29. Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 8.5 of the Credit Agreement.

Section 30. Right of Contribution. The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Obligations have been paid in full and the Commitments have expired or terminated. Subject to Section 10 of this Guaranty, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against the Borrower in respect of any payment of Guarantied Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents.

Section 31. Definitions. (a) For the purposes of this Guaranty:

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

“Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guarantied Obligations.

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

“Ratable Share” means, for any Guarantor in respect of any payment of Guarantied Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guarantied Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guarantied Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

(b)    Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

Section 32. NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS GUARANTY SOLELY TO AMEND AND RESTATE THE TERMS OF THE EXISTING GUARANTY. THE PARTIES DO NOT INTEND THIS GUARANTY NOR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER OR ANY OTHER LOAN PARTY UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT, THE EXISTING GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

[Signatures on Next Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Amended and Restated Guaranty as of the date and year first written above.

[GUARANTORS]

By:
Name:
Title:

Address for Notices:
c/o Regency Centers Corporation
One Independent Drive, Suite 114
Jacksonville, Florida 32202-5019
Attention: Chief Financial Officer
Telecopy Number:    (904) 354-1832
Telephone Number:    (904) 598-7608

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of ____________, 20__, executed and delivered by ______________________, a _____________ (the “New Guarantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the Lenders, and the Issuing Bank (the Administrative Agent, the Lenders, and the Issuing Bank, collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Accession Agreement is a condition to the Administrative Agent and the Lenders continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under that certain Amended and Restated Guaranty dated as of September 7, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by each Subsidiary of the Borrower a party thereto in favor of the Administrative Agent and the other Guarantied Parties and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:

(a)    irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b)    makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)    consents and agrees to each provision set forth in the Guaranty.

SECTION 2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:
c/o _____________________________
________________________________
________________________________
Attn:____________________________
Telecopy Number:_________________
Telephone Number:________________

Accepted:

WELLS FARGO Bank, National association, as Administrative Agent

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF BORROWING

____________, 20__

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attn: Kimberly Perreault

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.1.(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make Revolving Loans to the Borrower in an aggregate principal amount equal to $___________________.

2.	The Borrower requests that such Revolving Loans be made available to the Borrower on ____________, 20__.

3.	The proceeds of this borrowing of such Loans will be used for _______________________________________________________________________.

3.	The Borrower hereby requests that such Revolving Loans be of the following Type:

[Check one box only]
☐    Base Rate Loan
☐    LIBOR Loan, with an initial Interest Period for a duration of of:

[Check one box only]
☐    one month
☐    three months
☐    six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Revolving Loans, and after making such Revolving Loans, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.15. would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Revolving Loans contained in Article V. of the Credit Agreement will have been satisfied at the time such Revolving Loans are made.

REGENCY CENTERS, L.P.

By: Regency Centers Corporation, its general partner

By:
Name:
Title:

EXHIBIT F

FORM OF NOTICE OF CONTINUATION

____________, 20__

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attn: Kimberly Perreault

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.9. of the Credit Agreement, the Borrower hereby requests a Continuation of LIBOR Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The requested date of such Continuation is ____________, 20__.

2.
The aggregate principal amount of the Loans subject to the requested Continuation is $________________________ and the portion of such principal amount subject to such Continuation is $__________________________.

3.	The current Interest Period of the Loans subject to such Continuation ends on ________________, 20__.

4.	The duration of the Interest Period for the Loans or portion thereof subject to such Continuation is:

[Check one box only]

☐    one month
☐    three months
☐    six months

[Continued on next page]

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists or will exist.

REGENCY CENTERS, L.P.

By: Regency Centers Corporation, its general partner

By:
Name:
Title:

EXHIBIT G

FORM OF NOTICE OF CONVERSION

____________, 20__

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attn: Kimberly Perreault

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.10. of the Credit Agreement, the Borrower hereby requests a Conversion of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.	The requested date of such Conversion is ______________, 20__.

2.	The Type of Loans to be Converted pursuant hereto is currently:

[Check one box only]

☐	Base Rate Loan

☐	LIBOR Loan

3.	The aggregate principal amount of the Loans subject to the requested Conversion is $_____________________ and the portion of such principal amount subject to such Conversion is $___________________.

[Continued on next page]

4.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]
☐    Base Rate Loan
☐    LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]
☐    one month
☐    three months
☐    six months

[Continued on next page]

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Conversion, and after giving effect to such Conversion, no Default or Event of Default exists or will exist.

REGENCY CENTERS, L.P.

By: Regency Centers Corporation, its general partner

By:
Name:
Title:

EXHIBIT H

FORM OF NOTICE OF SWINGLINE BORROWING

____________, 20___

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attn: Kimberly Perreault

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.4(b) of the Credit Agreement, the Borrower hereby requests that the Swingline Lender make a Swingline Loan to the Borrower in an amount equal to $___________________.

2.	The Borrower requests that such Swingline Loan be made available to the Borrower on ____________, 20___.

3.
The proceeds of this Swingline Loan will be used for the following purpose: ______________________________________________________________________________________________________________________________________________.

4.	The Borrower requests that the proceeds of such Swingline Loan be made available to the Borrower by _________________________________________________.

[Continued on next page]

The Borrower hereby certifies to the Administrative Agent, the Swingline Lender and the Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.15. would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Swingline Loan contained in Article V. of the Credit Agreement will have been satisfied at the time such Swingline Loan is made.

If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.4(b) of the Credit Agreement.

[Continued on next page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Swingline Borrowing as of the date first written above.

REGENCY CENTERS, L.P.

By: Regency Centers Corporation, its general partner

By:
Name:
Title:

EXHIBIT I

FORM OF REVOLVING NOTE

$______________    _________, 20__

FOR VALUE RECEIVED, the undersigned, REGENCY CENTERS, L.P. (the “Borrower”) hereby unconditionally promises to pay to the order of ___________________________ (the “Lender”), in care of Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), to Wells Fargo Bank, National Association, 608 Second Avenue S., 11th Floor, Minneapolis, Minnesota 55402‑1916, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of ___________________ AND ___/100 DOLLARS ($_____________), or such lesser amount as may be the then outstanding and unpaid balance of all Revolving Loans made by the Lender to the Borrower pursuant to, and in accordance with the terms of, the Credit Agreement.

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.

This Revolving Note (this “Note”) is one of the “Revolving Notes” referred to in the Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.6. thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, (b) permits the prepayment of the Loans by the Borrower subject to certain terms and conditions and (c) provides for the acceleration of the Revolving Loans upon the occurrence of certain specified events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Note.

[This Note is given in replacement of the Revolving Note dated _____ __, 20__, in the original principal amount of $_______ previously delivered to the Lender under the Credit Agreement. THIS NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER NOTE.]1

[Continued on Next Page]

1Language to be included in case of an assignment and need to issue a replacement note to an existing Lender, either because such Lender's Commitment has increased or decreased from what it was initially.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Note under seal as of the date written above.

REGENCY CENTERS, L.P.

By: Regency Centers Corporation, its general partner

By:
Name:
Title:

EXHIBIT J

FORM OF SWINGLINE NOTE

$60,000,000        ___________, 20__

FOR VALUE RECEIVED, the undersigned, REGENCY CENTERS, L.P. (the “Borrower”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”) to its address at 608 Second Avenue S., 11th Floor, Minneapolis, Minnesota 55402‑1916, or at such other address as may be specified by the Swingline Lender to the Borrower, the principal sum of SIXTY MILLION AND NO/100 DOLLARS ($60,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date, amount of each Swingline Loan, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Note, endorsed by the Swingline Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Swingline Lender to made any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans.

This Swingline Note (this “Note”) is the “Swingline Note” referred to in the Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.6. thereof, the Administrative Agent, and the other parties thereto, and evidences Swingline Loans made to the Borrower thereunder. Terms used but not otherwise defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

This Note SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non‑payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note under seal as of the date first written above.

REGENCY CENTERS, L.P.

By: Regency Centers Corporation, its general partner

By:
Name:
Title:

SCHEDULE OF Swingline LOANS

This Note evidences Swingline Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT K

TRANSFER AUTHORIZER DESIGNATION
(For Disbursement of Loan Proceeds by Funds Transfer)

NEW      REPLACE PREVIOUS DESIGNATION ADD CHANGE DELETE LINE NUMBER
_____ INITIAL LOAN DISBURSEMENT

The following representatives of REGENCY CENTERS, L.P. ("Borrower") are authorized to request the disbursement of proceeds of the Loans and initiate funds transfers for Loan Number _________________ assigned to the unsecured revolving credit facility evidenced by the Third Amended and Restated Credit Agreement dated September 7, 2011 by and among the Borrower, each of the financial institutions initially a signatory thereto together with their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as the Administrative Agent for the Lenders (the “Administrative Agent”), and the other parties thereto. The Administrative Agent is authorized to rely on this Transfer Authorizer Designation until it has received a new Transfer Authorizer Designation signed by Borrower, even in the event that any or all of the foregoing information may have changed.

	Name	Title	Maximum Wire Amount[1]
1
2
3
4
5

Initial Loan Disbursement Authorization Not Applicable Applicable --- The Administrative Agent is hereby authorized to accept wire transfer instructions from ________________ (ie. specify title company escrow) to be delivered, via fax, email, letter or other method, to the Administrative Agent for title/escrow #_____________ and/or loan #__________. Said instructions shall include the title/escrow company’s Receiving Party Account Name, city and state, Receiving Party Account Number, the Administrative Agent’s (ABA) Routing Number, Maximum Transfer Amount required, Borrower’s name, title order/escrow number to which the Administrative Agent shall fund the Initial Loan Disbursement under the loan number referenced above. The amount of said transfer shall not exceed $_______________. Borrower acknowledges and agrees that the acceptance of and wire transfer of funds by the Administrative Agent in accordance with the title/escrow company instructions shall be governed by this Transfer Authorizer Designation form and any other Loan Documents. The Administrative Agent shall not be further required to confirm said wiring instructions received from title/escrow company with Borrower. This Initial Loan Disbursement Authorization is in effect until a new authorization request shall be required. Borrower shall instruct title/escrow company via a separate letter, to deliver said wiring instructions in writing, directly to the Administrative Agent at its address. Borrower also hereby authorizes the Administrative Agent to attach a copy of the title/escrow company’s written wire instructions to this Transfer Authorizer Designation form upon receipt of said instructions.

1Maximum Wire Amount may not exceed the Loan Amount.

Beneficiary Bank and Account Holder Information

1.

Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number
Maximum Transfer Amount:
Further Credit Information/Instructions:

2.

Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number
Maximum Transfer Amount:
Further Credit Information/Instructions:

3.

Transfer Funds to (Receiving Party Account Name):
Receiving Party Account Number:
Receiving Bank Name, City and State:	Receiving Bank Routing (ABA) Number
Maximum Transfer Amount:
Further Credit Information/Instructions:

Date: ___________, 20__

“BORROWER”

REGENCY CENTERS, L.P.

By: Regency Centers Corporation, its general partner

By:___________________________
Name:______________________
Title:_______________________

[Signature Page to Transfer Authorizer Designation]

EXHIBIT L

FORM OF BID RATE QUOTE REQUEST

______________, _____

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attn: Kimberly Perreault

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	The Borrower hereby requests Bid Rate Quotes for the following proposed Bid Rate Borrowings:

Borrowing Date	Amount[1]	Type[2]	Interest Period[3]
______________, 20___	$____________	____________	______ days

2.	The Borrower’s Credit Rating, as applicable, as of the date hereof is:

S&P        _______
Moody’s    _______

3.	The proceeds of this Bid Rate Borrowing will be used for the following purpose: _______________________________________________________________________.

4.	After giving effect to the Bid Rate Borrowing requested herein, the total amount of Bid Rate Loans outstanding shall be $______________.

[Continued on Next Page]

1In a minimum amount of $15,000,000 and integral multiples of $1,000,000 in excess thereof.
2Insert either Absolute Rate (for Absolute Rate Loan) or LIBOR Margin (for LIBOR Margin Loan).
3Must be between 7 and 180 days.

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Bid Rate Loans, and after making such Bid Rate Loans, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.15. would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Bid Rate Loans contained in Article V. of the Credit Agreement will have been satisfied at the time such Bid Rate Loans are made. The Borrower further certifies that the Borrower currently maintains an Investment Grade Rating from S&P and Moody’s.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Bid Rate Quote Request as of the date first written above.

REGENCY CENTERS, L.P.

By: Regency Centers Corporation, its general partner

By:
Name:
Title:

EXHIBIT M

FORM OF BID RATE QUOTE

________________, ____

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attn: Kimberly Perreault

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

In response to the Borrower’s Bid Rate Quote Request dated _____________, 20__, the undersigned hereby makes the following Bid Rate Quote(s) on the following terms:

1.	Quoting Lender:____________________________

2.	Person to contact at quoting Lender:____________________________

3.	The undersigned offers to make Bid Rate Loan(s) in the following principal amount(s), for the following Interest Period(s) and at the following Bid Rate(s):

Borrowing Date	Amount[1]	Type[2]	Interest Period[3]	Bid Rate

__________, 20__	$_____________	__________	______days	______%
__________, 20__	$_____________	__________	______days	______%
__________, 20__	$_____________	__________	______days	______%

[Signature on next page]

1In a minimum amount of $15,000,000 and integral multiples of $1,000,000 in excess thereof.
2Insert either Absolute Rate (for Absolute Rate Loan) or LIBOR Margin (for LIBOR Margin Loan).
3Must be between 7 and 180 days.

The undersigned understands and agrees that the offer(s) set forth above, subject to satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate[s] the undersigned to make the Bid Rate Loan(s) for which any offer(s) [is/are] accepted, in whole or in part.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Bid Rate Quote as of the date first written above.

[NAME OF QUOTING LENDER]

By:
Name:
Title:

EXHIBIT N

FORM OF BID RATE QUOTE ACCEPTANCE

__________________, 20__

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attn: Kimberly Perreault

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Borrower hereby accepts the following offer(s) of Bid Rate Quotes to be made available to the Borrower on ____________, _____:

Quote Date	Quoting Lender	Type	Amount Accepted

____________, 20__	_______________	__________	$___________
____________, 20__	_______________	__________	$___________
____________, 20__	_______________	__________	$___________

[Signature on next page]

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Bid Rate Loans, and after making such Bid Rate Loans, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.15. would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Bid Rate Loans contained in Article V. of the Credit Agreement will have been satisfied at the time such Bid Rate Loans are made. The Borrower further certifies that the Borrower currently maintains an Investment Grade Rating from S&P and Moody’s.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Bid Rate Quote Acceptance as of the date first written above.

REGENCY CENTERS, L.P.

By: Regency Centers Corporation, its general partner

By:
Name:
Title:

EXHIBIT O

FORM OF OPINION OF COUNSEL

September 7, 2011
FOLEY & LARDNER LLP
ATTORNEYS AT LAW

One Independent Drive, Suite 1300
Jacksonville, FL 32202-5017
P. O. Box 240
Jacksonville, FL 32201-0240
904.359.2000 TEL
904.359.8700 FAX

www.foley.com
CLIENT/MATTER NUMBER
040521-0139

Wells Fargo Bank, National Association, as Administrative Agent 2859 Paces Ferry Road, Suite 1200 Atlanta, GA 30339
The Lenders Party to the Credit Agreement referred to below

Ladies and Gentlemen:
We have acted as counsel to Regency Centers, L.P., a Delaware limited partnership (the “Borrower”), and Regency Centers Corporation, a Florida corporation (the “Guarantor,” and together with the Borrower, each a “Loan Party” and collectively, the “Loan Parties”), in connection with the negotiation, execution and delivery of that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 (the “Credit Agreement”) by and among the Borrower, the Guarantor, each of the lenders signatory thereto (the “Lenders”), each of Wells Fargo Securities, LLC and PNC Capital Markets, LLC, as Joint Lead Arrangers and Joint Book Managers, Wells Fargo Bank, National Association, as Administrative Agent (“Agent”), PNC Bank, National Association, as Syndication Agent, each of Bank of America, N.A., JPMorgan Chase Bank, N.A. and SunTrust Bank, as a Documentation Agent, and the other parties thereto. We have also acted as counsel for the Guarantor in connection with the negotiation, execution and delivery of the Guaranty executed and delivered pursuant to Section 5.1 of the Credit Agreement. All capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.
In this capacity, we have reviewed the following documents relating to the Credit Agreement (collectively, the “Loan Documents”):
1.the Credit Agreement;
2.the Revolving Notes;
3.the Swingline Note;
4.the Bid Rate Notes; and
5.the Guaranty.

In addition to the foregoing, we have reviewed the articles of incorporation and bylaws and certain resolutions of the board of directors (or executive committee thereof) of the Guarantor, and the partnership agreement and partnership authorization of the Borrower (collectively, the

“Organizational Documents”) and have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate, and partnership records, as the case may be, certificates and other instruments, and made such other investigations, as we have deemed necessary or advisable for the purposes of rendering this opinion. We have also made such examinations of law as we have deemed necessary to our rendering the opinions set forth herein. In our examination of documents, we assumed the genuineness of all signatures on documents presented to us as originals and the conformity to originals of documents presented to us as conformed or reproduced copies.
The opinions set forth below that are rendered “to the best of our knowledge” have been rendered based on the present actual knowledge of lawyers in our employ who have devoted substantive attention to the legal affairs of the Loan Parties and without having made any inquiry or independent investigation (other than polling such lawyers) or any review of our records.
In rendering this opinion, we have assumed that:
A.There has occurred due authorization, execution and delivery of the Loan Documents and all documentation in connection therewith in the form reviewed, by all parties thereto other than the Loan Parties.
B.Each person executing any of the Loan Documents on behalf of any person other than the Loan Parties is duly authorized and directed and has the requisite power to do so.
C.All Loan Documents to which the Lenders and Agent are parties are binding upon and enforceable against the Lenders and Agent and their assigns.
D.The Agent, the Lenders, the Swingline Lender and the Issuing Bank and their successors and assigns will (i) act in good faith and in a commercially reasonable manner in the exercise of any rights or enforcement of any remedies under the Loan Documents; (ii) not engage in any conduct in the exercise of such rights or enforcement of such remedies that would constitute other than fair dealing; and (iii) comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Loan Documents.
E.The Loan Documents accurately describe and contain the complete and mutual understanding of the parties, and there are no oral or written statements or agreements that modify, amend, or vary, or purport to modify, amend, or vary, any of the terms of the Loan Documents.
F.There has not been any mutual mistake of fact or misunderstanding, fraud, concealment, misrepresentation, duress or undue influence, or criminal activity with respect to the transactions contemplated by the Loan Documents.
Based upon the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that:
1.Borrower is a partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida.

2.Borrower has all requisite partnership power, and the Guarantor has all requisite corporate power (a) to own, lease and use its respective assets, (b) to conduct its respective business as presently conducted, (c) to execute and deliver, and to perform its respective obligations under, each of the Loan Documents to which it is a party, and (d) in the case of the Borrower, to incur indebtedness under the Loan Documents to which it is a party.

3.The execution and delivery by each Loan Party of the Loan Documents to which it is a party, the payment and/or other performance by each Loan Party of its respective obligations thereunder, and in the case of the Borrower, the incurrence by it of all indebtedness contemplated to be incurred by it under the terms of the Loan Documents to which it is a party, have been duly authorized by all necessary partnership or corporate action, as the case may be.

4.The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party do not result in (a) any violation of the Organizational Documents of such Loan Party, (b) any violation of any existing federal, Florida or New York state constitution, statute, regulation, rule, order, or law to which such Loan Party or its assets are subject; (c) any breach or violation of or default under the contracts identified to us by the Borrower, the breach or termination of which would be likely to have a Material Adverse Effect, as listed on Exhibit A attached hereto or, to the best of our knowledge, any breach or violation of or default under any other agreement to which such Loan Party is subject or by which it is bound; (d) to the best of our knowledge, creation or imposition of a Lien on or against the assets of such Loan Party; or (e) to the best of our knowledge, violation of any judicial or administrative decree, writ, judgment or order to which such Loan Party or its assets are subject.

5.The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the consummation of the transactions thereunder, do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority of the State of Florida, the State of New York or the United States of America, other than the filing of those Loan Documents that are material by the Guarantor and Borrower with the Securities and Exchange Commission as exhibits to their respective Form 10-Qs.

6.Each Loan Document constitutes the legal, valid and binding obligation of each Loan Party a party thereto, enforceable against such Loan Party in accordance with their respective terms, except as the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, equitable subordination, arrangement or similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court before which any such remedies or relief may be sought, or that enforcement may be limited by defenses such as estoppel, waiver or other equitable considerations, and (c) the fact that certain of the remedial provisions may be limited by applicable law, provided that such limitations of the remedial provisions do not make the remedies provided for therein inadequate for the practical realization of the benefits intended to be afforded thereby.

7.None of the Loan Parties is an “investment company” or a company “controlled” by an

“investment company” within the meaning of the Investment Company Act of 1940.

8.No taxes, including without limitation, intangible or documentary stamp taxes, are payable to the State of New York or to any jurisdiction therein on account of the execution and delivery of any of the Loan Documents or the creation of the indebtedness and obligations evidenced by any of the Loan Documents. Assuming the Loan Documents are executed and delivered outside the State of Florida, the Agent accepts delivery of the Loan Documents outside the State of Florida and that no mortgage, security agreement or other evidence of indebtedness is filed or recorded in the State of Florida, no taxes, including without limitation, intangible or documentary stamp taxes, are payable to the State of Florida or to any jurisdiction therein on account of the execution and delivery of any of the Loan Documents or the creation of the indebtedness and obligations evidenced by any of the Loan Documents. Nothing herein shall be deemed to express any opinion regarding any state or local law relating to income or other tax measured by or levied on any income the Lenders may receive on account of the Notes or interest thereon or other sums received or receivable by Lenders under the Loan Documents.

9.The making of any Loan and the application of the proceeds thereof as provided in the Credit Agreement do not violate Regulations T, U or X.

10.The Loans, as made pursuant to the terms of the Credit Agreement, will not violate any applicable usury laws of the State of New York, or other applicable New York laws regulating the interest rate, fees and other charges that may be collected with respect to the Loans.

To the best of our knowledge, there are no judgments outstanding against the Borrower or Guarantor, or affecting any of their respective assets, nor is there litigation or other proceeding against the Borrower or Guarantor or their respective assets pending or overtly threatened which in either case could reasonably be expected to have a Material Adverse Effect. For purposes hereof, with your permission, we note that the Borrower and/or Guarantor are parties to various legal proceedings which arise in the ordinary course of their business, and we have not been engaged to devote substantive attention to any of these matters, and accordingly we have relied on assessments of such pending litigation provided to us by the Borrower or Guarantor without further investigation, including without limitation review of any pleadings, discussions with litigation counsel for the Borrower or Guarantor, or analysis of the facts or law in connection with any of the pending matters.
The opinions rendered herein are subject to the following comments and qualifications:
a.Anything in this opinion to the contrary notwithstanding, we express no opinion whatsoever concerning (a) any agreement, document, or instrument, other than the Loan Documents ("Other Documents"), regardless of whether any such Other Document is related to, referenced in or a condition of or requirement to the Loan Documents; (b) any term, condition, or provision of or reference in the Loan Documents that is governed in whole or in part by any of the Other Documents; and (c) the performance of any obligation or the compliance with any term of the Loan Documents after the date of this opinion.

b.We express no opinion as to the enforceability of any provision that a course of dealing by the Lenders or the Agent (or a failure on their part to exercise, in whole or in part, a right or remedy provided to the Lenders and Agent) shall not constitute a waiver of their respective rights or remedies or of any event of default.

c.The enforceability of the Loan Documents is further subject to the qualification that certain waivers (including, without limitation, waivers of jury trial, stay, counterclaims, notice, unknown future rights, or defenses to obligations), procedures, remedies, grants, claims, actions, consents to jurisdiction and other provisions of the Loan Documents may be unenforceable under, or limited by, in whole or in part, the law of the State of New York or by federal law, but the unenforceability of, or limitation on, any of the foregoing, would not, in our opinion, make the Loan Documents invalid as a whole or inadequate for the practical realization of the benefits provided or intended to be provided by such Loan Documents.

d.We express no opinion as to the enforceability of any indemnification provisions of the Loan Documents insofar as such provisions may require indemnification with respect to any litigation against the Borrower or Guarantor determined adversely to the indemnitee, any litigation between or among the Lenders and/or Agent, or any loss, cost or expense arising out of the indemnitee’s gross negligence or willful misconduct or any violations of statutory duties, general principles of equity or public policy.

e.Requirements in the Loan Documents specifying that the provisions thereof may only be waived in writing may not be valid or enforceable to the extent that an oral agreement or any implied agreement by trade practice or course of conduct has been created modifying any provision of such documents.

f.Pre-default waivers of equitable rights and defenses may not be valid, binding or enforceable under state or federal law and certain rights of debtors and duties of secured parties delivered in the UCC may not be waived, released, varied or disclaimed by agreement prior to a default.

g.We express no opinion whatsoever concerning any state or federal securities or “blue sky” law, regulation or rule, any insurance or tax law, regulation or rule, or any law, regulation or rule related to ERISA.

h.We express no opinion regarding enforcement of the choice of law provision by any non-New York court to the extent it determines that New York does not bear a reasonable relationship to the transactions and enforcing New York law would violate an important public policy of such other state.

i.We express no opinion with respect to any provision of any document or agreement which purports to (a) assign to the Administrative Agent or permit the Administrative Agent (by virtue of a power of attorney or otherwise) to exercise Borrower’s fiduciary responsibilities to third parties; (b) require Borrower to consent to remedies which, by their nature, require the consent or approval of a court or creditors; or (c) establish standards for service of process to the extent such standards do not comply with statutory requirements or applicable rules of court.

j.The award and amount of attorneys' fees are subject to the discretion of the court before which any proceeding involving the Loan Documents may be brought.

We are admitted to practice in the State of Florida and the State of New York and no part of this opinion shall be construed to opine on any laws other than the laws of such states and those of the State of Delaware (as to paragraphs 1 and 2) and the United States of America. Our opinions are limited to those expressly set forth herein, and we express no opinions by implication, and we make no undertaking to update, reissue, or amend our opinions after the date hereof.
Very truly yours,

Foley & Lardner LLP

EXHIBIT A
Material Contracts

1.	Fourth Amended and Restated Agreement of Limited Partnership of Regency Centers, L.P., as amended.

2.	Amended and Restated Amendment dated January 1, 2008 to Fourth Amended and Restated Agreement of Limited Partnership Relating to 7.45% Series 3 Cumulative Redeemable Preferred Units.

3.	Amended and Restated Amendment dated January 1, 2008 to Fourth Amended and Restated Agreement of Limited Partnership Relating to 7.25% Series 4 Cumulative Redeemable Preferred Units.

4.	Indenture dated as of March 9, 1999 among Regency Centers, L.P., the Guarantors named therein and First Union National Bank as Trustee.

5.
Indenture dated December 5, 2001 between Regency Centers, L.P., the guarantors named therein and First Union National Bank, as Trustee, as supplemented by that certain First Supplemental Indenture dated as of June 5, 2007 among Regency Centers, L.P., the guarantors named therein and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as Trustee, and by that certain Second Supplemental Indenture dated as of June 2, 2010 among Regency Centers, L.P., the guarantors named therein and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as Trustee.

6.	Indenture dated July 18, 2005 between Regency Centers, L.P., the guarantors named therein and Wachovia Bank, National Association, as Trustee.

7.
Second Amended and Restated Limited Liability Company Agreement of Macquarie CountryWide-Regency II, LLC dated as of July 31, 2009 by and among Global Retail Investors, LLC, Regency Centers, L.P. and Macquarie CountryWide (US) No. 2 LLC.

8.
Second Amended and Restated Credit Agreement dated as of February 12, 2007, by and among Regency Centers, L.P., Regency Centers Corporation, each of the financial institutions a party thereto, and Wells Fargo Bank, National Association, as agent, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of March 5, 2008.

9.	Limited Partnership Agreement dated as of December 21, 2006, of RRP Operating, LP.

EXHIBIT P

FORM OF COMPLIANCE CERTIFICATE

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of September 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Regency Centers, L.P. (the “Borrower”), Regency Centers Corporation, the financial institutions party thereto and their assignees under Section 12.6. thereof (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 8.3. of the Credit Agreement, the undersigned hereby certifies to the Administrative Agent and the Lenders that:

1.    (a) The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of the Borrower and its Subsidiaries as of, and during the relevant accounting period ending on, _______________, 20__ and (b) such review has not disclosed the existence during such accounting period, and the undersigned does not have knowledge of the existence, as of the date hereof, of any condition or event constituting a Default or Event of Default [except as set forth on Attachment A hereto, which specifies such Default or Event of Default and its nature, when it occurred and the steps that the Parent is taking (or is planning to take) with respect to such event, condition or failure.]

2.    Schedule 1 attached hereto accurately and completely sets forth in reasonable detail the calculations required to establish compliance with the financial covenants contained in Section 9.1. of the Credit Agreement on the date of the financial statements for the accounting period set forth above.

3.    (a) No Default or Event of Default exists [except as set forth on Attachment A hereto], and (b) the representations and warranties of the Borrower and the other Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects), except to the extent such representations or warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement or the other Loan Documents.

4.    Schedule 2 attached hereto includes (i) a reasonably detailed list of all Properties included in the calculations of Unencumbered NOI and Unencumbered Asset Value for the fiscal period covered by this Compliance Certificate, (ii) statements of Funds From Operations and Recurring Funds From Operations for the fiscal period covered by this Compliance Certificate, and (iii) a report listing Properties acquired in the most recently ended fiscal quarter setting forth for each such Property the purchase price and Net Operating Income for such Property and

P-1

indicating whether such Property is collateral for any Indebtedness of the owner of such Property that is secured in any manner by any Lien and, if so, a description of such Indebtedness.
IN WITNESS WHEREOF, the undersigned has signed this Compliance Certificate on and as of ___________, 20__.

Name:
Title:	Chief Financial Officer

P-2